Exhibit 2.1

STOCK PURCHASE AGREEMENT

among:

SILICON GRAPHICS WORLD TRADE B.V.,
a Dutch company;

SGI JAPAN, LTD.
a Japanese corporation;

THE STOCKHOLDERS OF SGI JAPAN, LTD.;

and

NEC CORPORATION,
as the Stockholders' Representative

___________________________

Dated March 8, 2011
___________________________

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made and entered into on March 8, 2011 by and among: SILICON GRAPHICS WORLD TRADE B.V., a Dutch company (“Purchaser”); SGI JAPAN, LTD., a Japanese corporation (the “Company”); the stockholders of the Company set forth on Schedule I hereto (together the “Selling Stockholders” and each a “Selling Stockholder”); and NEC CORPORATION, as the Stockholders' Representative. Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS
A.    The Selling Stockholders are the beneficial owners of all of the issued and outstanding capital stock of the Company (other than the shares of the Company held by Purchaser or Purchaser's parent corporation, which shares shall be referred to herein as the “Excluded Shares”), which they have agreed to sell and which Purchaser has agreed to purchase, on the terms and subject to the conditions of this Agreement.
B.    The Company and the Selling Stockholders have made their respective representations and warranties to Purchaser with the intention that Purchaser may rely upon such representations and warranties in entering into this Agreement and the Purchaser have made its representations and warranties to the Selling Stockholders with the intention that the Selling Stockholders should rely upon such representations and warranties.
AGREEMENT
The parties to this Agreement agree as follows:

1.	SALE AND PURCHASE; RELATED TRANSACTIONS

1.1     Sale and Purchase. At the Closing (as defined in Section 1.3), the Selling Stockholders shall sell, assign, transfer and deliver to Purchaser all of the issued and outstanding Company Shares held by the Selling Stockholders as of immediately prior to the Closing, free from all Encumbrances and with the benefit of all rights of whatsoever nature attaching or accruing to such Company Shares, including rights to any dividends and distributions declared, paid or made in respect of such Company Shares on or after the date of this Agreement, and Purchaser will purchase such Company Shares from the Selling Stockholders, on the terms and subject to the conditions set forth in this Agreement.

1.2     Purchase Price.

(a)Purchase Price.

(i)     Subject to Sections 1.2(c) and 1.2(d) (including the contribution for the Escrow Fund), the purchase price payable by Purchaser for each Company Share held by a Selling Stockholder as of immediately prior to the Closing shall be equal to the Per Share Value, as set forth and represented in the Consideration Certificate (as defined in Section 7.6(c)) payable on the Closing (as defined in Section 1.3) pursuant to the wire instructions set forth in the Consideration Certificate. For the avoidance of doubt it is hereby clarified that Purchaser's sole responsibility shall be to transfer the funds set forth next to the name of each Selling Stockholder in US dollars pursuant to the wire instructions set forth in the Consideration Certificate. Any fees associated with the conversion of the funds to other currencies or any other applicable fees applied by the banks shall be the sole responsibility of the applicable Selling Stockholder.

(ii)    Immediately following receipt of the consideration to be paid to a Selling Stockholder pursuant to this Section 1.3, such Selling Stockholder shall deliver to Purchaser (at a time and place to be instructed by Purchaser) stock certificates representing all of the Company Shares outstanding as of immediately prior to the

Closing and that are owned (beneficially or otherwise) by such Selling Stockholder (which shall represent that number of Common Shares as indicated in the Consideration Certificate to be owned by such Selling Stockholder), with all appropriate documentary tax stamps affixed. Such Selling Stockholder shall further instruct the Company to enter into the Company's stock register the transfer of such Company Shares; and a true and correct copy of such Stock register shall be delivered to Purchaser.

(b)Definitions. For purposes of this Agreement:

(i)The “Aggregate Transaction Value” shall mean an amount equal to (A) $20,000,000; less (B) the aggregate amount of the Company Transaction Expenses in excess of $400,000, as set forth and represented in the Consideration Certificate.

(ii)The “Fully Diluted Company Share Number” shall be the sum of (without duplication): (A) the aggregate number of shares of Common Stock outstanding immediately prior to the Closing (including: (1) any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other Contract; and (2) any shares of Common Stock subject to issuance pursuant to Company Options exercised prior to the Closing); plus (B) the aggregate number of shares of Common Stock purchasable under or otherwise subject to Company Options (whether vested or unvested) outstanding immediately prior to the Closing; plus (C) the aggregate number of Company Shares purchasable under or otherwise subject to any rights (other than Company Options) to acquire Company Shares (whether or not immediately exercisable) outstanding immediately prior to the Closing; plus (D) the aggregate number of Company Shares issuable upon the conversion of any convertible securities of the Company outstanding immediately prior to the Closing.

(iii)The “Per Share Value” shall mean the quotient of: (A) the Aggregate Transaction Value; divided by (B) the Fully Diluted Company Share Number.

(c)Escrow. Notwithstanding anything to the contrary contained in Section 1.2(a) or elsewhere in this Agreement, on the Closing Date, an aggregate amount of US $1,791,347 (the “Escrow Amount”) of the amount otherwise payable to the Selling Stockholders pursuant to Section 1.2(a) shall be withheld from the purchase price payable to the Selling Stockholders at the Closing on a pro rata basis based on each Selling Stockholder's Participation Percentage and deposited into an escrow account (the “Escrow Fund”), to be held and distributed by Deutsche Bank Trust Company (the “Escrow Agent”) for the purposes of partially or wholly satisfying claims brought pursuant to Section 10 for the period of time and in accordance with the terms set forth in this Agreement and the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”).

(d)Withholding. Purchaser shall be entitled to deduct and withhold from any consideration payable to any Selling Stockholder pursuant to Section 1.2 or any other section of this Agreement such amounts as Purchaser may be required to deduct or withhold therefrom under the Code, the Income Tax Act of Japan or under any other applicable Legal Requirements. To the extent such amounts are so deducted or withheld such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid; provided that at the request of a Selling Stockholder, Purchaser shall provide any documentation available to it evidencing the payment by Purchaser of such deducted or withheld amounts. If any exemption or reduced rate for the deduction or withholding is available under an applicable tax treaty, at the request of a Selling Stockholder, Purchaser shall use commercially reasonable efforts to utilize such exemption or reduced rate in cooperation with such Selling Stockholder.

1.3     Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place automatically (and neither side may revoke or change such automatic effect, unless agreed to by all parties to this Agreement) upon payment of the funds set forth next to each Selling Stockholder's name in the Consideration Certificate pursuant to the wire instructions set forth next to such Selling Stockholder's name in the Consideration Certificate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Notwithstanding anything to the contrary herein, with respect to the covenants in Sections 1.2 and 6.7: (a) each Selling Stockholder shall be liable and responsible solely for its breach of the covenants or obligations set forth in such Section

1.2 or Section 6.7, provided, however, that such Selling Stockholder shall be obligated to pay the total amount of Damages in full (and not only such Selling Stockholder's Participation Percentage); and (b) the covenants in Sections 1.2(a) and 6.7 shall not expire and the limitations of liability set forth in Sections 10.2(c), 10.2(d). 10.2(f) and 10.2(g) shall not apply to breaches of the covenants and obligations set forth in Section 1.2(a) or Section 6.7.

2.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:
2.1     Due Organization; Subsidiaries; Etc.

(a)Organization. The Company has been duly organized, and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), under the laws of the jurisdiction of Japan. The Company has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.

(b)Qualification.     The Company is not required to be qualified, licensed or admitted to do business as a foreign corporation other than in Japan. The Company is in good standing in under the laws of Japan.

(c)Directors and Officers. Part 2.1(c) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors (or similar body) of the Company; (ii) the names of the members of each committee of the board of directors (or similar body) of the Company, if any; and (iii) the names of any persons having the title “Shikkoyakuin.”

(d)Subsidiaries; Ownership and Entities. Except for the equity interests identified in Part 2.1(d) of the Disclosure Schedule, since November 9, 2001, the Company has not owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company does not have any Subsidiary. The Company has never agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any Entity
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(e)Business Name. The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, business name or other name, other than its respective corporate name as set forth in this Agreement.

2.2     Charter Documents; Records. The Company has delivered to Purchaser accurate and complete copies of: (a) the articles of incorporation, bylaws or equivalent governing documents, including all amendments thereto currently in effect, of the Company (the “Charter Documents”); (b) the share registers of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, the board of directors (or other similar body) and all committees of the board of directors (or other similar body) of the Company during the period commencing on January 1, 2008, which minutes or other records contain a complete summary of all meetings of directors or stockholders, and all actions taken thereat or by written consent. All actions taken and all transactions entered into by the Company have been duly approved by all necessary action of the board of directors (or other similar body) and stockholders of the Company. There has been no violation of any of the provisions of the Charter Documents of the Company. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.

2.3     Capitalization.

(a)Outstanding Securities. The authorized share capital of the Company is 25,600,000 shares of Common Stock, of which 9,890,000 are issued and outstanding as of the date of this Agreement. Since November 9, 2001, the Company has never declared or paid any dividends on any Company Shares. Part 2.3(a) of the Disclosure Schedule sets forth the names of the Company's stockholders, the addresses of the Company's stockholders and the number, class and series of Company Shares owned of record by each of such stockholders. All of the outstanding Company Shares have been duly authorized and validly issued, and are fully paid and nonassessable, and, except as disclosed in Part 2.3(a), none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable corporate and securities laws).

(b)No Other Securities. The Selling Stockholders together own, of record and beneficially, 100% of the issued and outstanding shares of capital stock and other securities of the Company (excluding the Excluded Shares). Except as set forth in Parts 2.3(a) and 2.3(b) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any Company Shares or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any Company Shares (or cash based on the value of such shares, including pursuant to any share appreciation rights) or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any Company Shares or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Company Shares or other securities of the Company. Notwithstanding anything to the contrary herein or in the Disclosure Schedule, each of the Company Option is cancelled and have no further force and effect as of the date of this Agreement.

(c)Legal Issuance. All outstanding Company Shares and all other securities that have ever been issued or granted by the Company since November 9, 2001 have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding Company Shares were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Part 2.3(c) of the Disclosure Schedule accurately identifies each Company Contract relating to any securities of the Company that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.

(d)Repurchased Shares. Except as set forth in Part 2.3(d) of the Disclosure Schedule, since November 9, 2001 the Company has never repurchased, redeemed or otherwise reacquired any shares in its share capital or other securities. All shares of capital stock of the Company ever repurchased or redeemed by the Company since November 9, 2001 were repurchased or redeemed in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts.

2.4     Financial Statements and Related Information.

(a)     Delivery of Financial Statements. The Company has delivered to Purchaser the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited non-consolidated balance sheets of the Company as of March 31, 2008, March 31, 2009 and March 31, 2010, and the related audited non-consolidated statements of income and non-consolidated statements of stockholders' equity for the years ended March 31, 2008, March 31, 2009 and March 31, 2010, together with the notes and the supplementary information thereto and the unqualified auditor's report and opinion of KPMG AZSA &Co. relating thereto; and (ii) the unaudited non-consolidated balance sheet of the Company as of January 31, 2011 (the “Unaudited Interim Balance Sheet”), and the related unaudited non-consolidated statement of income, non-consolidated statement of stockholders' equity and non-consolidated statement of cash flows for the ten months ended January 31, 2011 (the “Unaudited Interim Balance Sheet Date”).

(b)     Fair Presentation. The Company Financial Statements present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with JGAAP applied on a consistent basis throughout the periods covered, except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes.

(c)     Internal Controls. The books, records and accounts of the Company accurately and fairly reflect, in all material respects, the transactions in and dispositions of the assets of the Company. The systems of internal accounting controls maintained by the Company are sufficient to provide reasonable assurance in all material respects that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with JGAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Part 2.4(c) of the Disclosure Schedule lists, and the Company has delivered to Purchaser copies of, all material written descriptions of, and all material policies, manuals and other documents promulgating, such internal accounting controls.

(d)     Accounts Receivable. Part 2.4(d) of the Disclosure Schedule provides an accurate reconciliation by each client of all accounts receivable, notes receivable and other receivables of greater than JPY 1,000,000 (other than Insider Receivables (as defined in Section 2.4(e)) of the Company as of the Unaudited Interim Balance Sheet Date. Except as set forth in Part 2.4(d) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Company Financial Statements that have not yet been collected and those accounts receivable that have arisen since the Unaudited Interim Balance Sheet Date and have not yet been collected): (i) represent valid obligations arising from bona fide transactions entered into in the ordinary course of business and not in violation of applicable Legal Requirements; and (ii) are current and will be collected in full when due, without any counterclaim or set off subject to the applicable reserves consistent with JGAAP.

(e)     Insider Receivables. Except for amounts owed to the Company in connection with commercial contracts executed at arm's length terms, there are no amounts (including loans, advances or other Indebtedness) owed to the Company by a director, officer, employee or stockholder of the Company (the “Insider Receivables”) as of the date of this Agreement.

2.5     Liabilities.

(a)     No Liabilities. The Company does not have any accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with JGAAP, and whether due or to become due), except for: (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company since the Unaudited Interim Balance Sheet Date in the ordinary course of business and consistent with the Company's past practices and which are not material individually or in the aggregate to the Company; and (iii) Liabilities under the Company Contracts that arise from or are expressly set forth in and identifiable by reference to the text of such Company Contracts.

(b)     Accounts Payable. Part 2.5(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of greater than JPY 1,000,000 of the Company as of January 31, 2011; and (ii) all material notes payable of the Company greater than JPY 1,000,000 and all other Indebtedness of the Company greater than JPY 1,000,000 as of January 31, 2011.

2.6     Absence of Changes. Except as set forth in Part 2.6 of the Disclosure Schedule, since the Unaudited Interim Balance Sheet Date:

(a)     there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or could reasonably be expected to have or result in a Material Adverse Effect;

(b)     there has not been any material loss, damage or destruction to, or any material interruption in the use of, the Company's material assets (whether or not covered by insurance);

(c)     the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock or other securities, and the Company has not repurchased, redeemed or otherwise reacquired any of its shares of capital stock or other securities;

(d)     the Company has not sold, issued, granted or authorized the sale, issuance or grant of: (i) any capital stock or other security; (ii) any option, call, warrant or right to acquire any capital stock or other security; or (iii) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of such capital stock) or other security;

(e)     the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of the Company Option Plan; (ii) any provision of any agreement evidencing any outstanding Company Option; or (iii) any restricted stock agreement;

(f)there has been no amendment to any of the Charter Documents of the Company, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

(h)the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company, exceeds $250,000;

(i)the Company has not amended or prematurely terminated, or waived any material right or remedy under, any Contract that is or would constitute a Material Contract (as defined in Section 2.11(a));

(j)the Company has not: (i) acquired, leased or licensed any right or other asset from any other Person: (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person; or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the past practices of the Company;

(k)the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other Indebtedness in excess of $10,000 with respect to a single matter, or in excess of $50,000 in the aggregate;

(l)the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

(m)the Company has not: (i) lent money to any Person (other than pursuant to routine and reasonable travel advances made to current employees of the Company in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(n)except as set forth in Part 2.6(n) of the Disclosure Schedule, the Company has not: (i) established, adopted or amended any Company Employee Plan; (ii) made any bonus, profit-sharing or similar payment to, or increased the amount of wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to, any of its directors, officers or employees, except for increases made based on the Company's rules and guidelines with respect to compensation that are made in the ordinary course and consistent with past practices; or (iii) other than with respect to non-officer employees and in the ordinary course of business and consistent with past practices, hired any new employee;

(o)except as set forth in Part 2.6(o) of the Disclosure Schedule, the Company has not changed any of its methods of accounting or accounting practices in any respect;

(p)except as set forth in Part 2.6(p) of the Disclosure Schedule, the Company has not made or changed any Tax election, adopted or changed a material accounting method in respect of Taxes, entered into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settled or comprised a claim, notice, audit report or assessment in respect of Taxes, or consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;

(q)the Company has not commenced or settled any Legal Proceeding;

(r)the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

(s)the Company has not agreed or legally committed to take any of the actions referred to in clauses “(c)” through “(r)” above.

2.7     Title to Assets.

(a)     Good Title. The Company owns, and has good and valid title to, all material assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Part 2.7(a) of the Disclosure Schedule and all of the rights of the Company under the Material Contracts; and (iii) all other assets reflected in the books and records of the Company as being owned by the Company. All of said assets are owned by the Company free and clear of any Encumbrances, except for: (A) any lien for current Taxes not yet due and payable; and (B) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

(b)     Leased Assets. Part 2.7(b) of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased to any of the Company for which the annual rental payment for each such asset exceeds $25,000.

(c)     Sufficiency of Assets. The assets of the Company collectively constitute all of the properties, rights, interests and other tangible and intangible assets used in or necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is currently proposed to be conducted.

2.8     Bank Accounts.

(a)     Part 2.8(a) of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution: (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; (iii) the type of account; and (iv) the names of all Persons who are authorized to sign checks or other documents with respect to such account.

(b)     Except as set forth in Part 2.8(b) of the Disclosure Schedule, the Company does not have any outstanding credit facility, overdraft, loan, loan stock, debenture, letter of credit, acceptance credit or other financial facility.

2.9     Equipment; Real Property.

(a)     Equipment. All material items of equipment, fixtures and other tangible assets owned by or leased to the Company are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such businesses are currently being conducted and in the manner in which such businesses are currently proposed to be conducted.

(b)     Real Property. The Company does not own any real property or any interest in real property, except for the leasehold created under the real property leases identified in Part 2.9(b) of the Disclosure Schedule.

(c)     Leases. All leases of real or personal property to which the Company is a party are fully effective and afford the Company valid leasehold possession of the real or personal property that is the subject of the lease. The Company is not in material violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has the Company received any notice of violation of such a law with which it has not complied in any material respects.

2.10     Intellectual Property.

(a)     Registered IP. Part 2.10(a) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.

(b)     Inbound Licenses. Part 2.10(b) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property Right is currently licensed, sold, assigned or otherwise conveyed or provided to the Company (other than: (A) agreements between the Company and its employees; and (B) non-exclusive licenses that are not material to the Company's business or products); and (ii) whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive.

(c)     Outbound Licenses. Part 2.10(c) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any current license or license in the future under, or otherwise has received or acquired any current right or right that will become effective in the future (whether or not currently exercisable and including a right to receive a license) or current interest or interest that will become effective in the future, in, any Company IP pursuant to which the Company or Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Company IP anywhere in the world. For the avoidance of doubt, a non-exclusive license to use software granted to end-user customers of the Company shall not be considered as limiting or resrtricting the ability of the Company to use, exploit, assert or enforce any Company IP.

(d)     Royalty Obligations. Part 2.10(d) of the Disclosure Schedule contains a complete and accurate list of all royalties, fees, commissions and other amounts payable of the greater than JPY 2,000,000 by the Company to any other Person (other than sales commissions paid to employees according to the Company's standard commissions plan) upon or for the use of the Company IP.

(e)     Standard Form IP Agreements. To the Knowledge of the Company, the Company has delivered to Purchaser a complete and accurate copy of each material standard form of Company IP Contract currently used by the Company, including each material standard form of: (i) end user license agreement; (ii) development agreement; (iii) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iv) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) support or services agreement; and (vi) confidentiality or nondisclosure agreement.

(f)     Ownership Free and Clear. The Company exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights jointly owned with other Person, as identified in Part 2.10

(b) of the Disclosure Schedule) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts entered into in the ordinary course of the Company's business or pursuant to the Contracts identified in Part 2.10(f) of the Disclosure Schedule). Without limiting the generality of the foregoing:

(i)to the Company's Knowledge, all documents and instruments necessary to establish, perfect and maintain the rights of the Company in the Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii)the Company has taken all reasonable steps to ensure that each Person who is or was an employee or contractor of the Company since November 9, 2001 and who is or was involved in the creation or development of any Company Product or Company IP has signed an agreement referencing the Company's regulations which provide for an irrevocable assignment of Intellectual Property Rights pertaining to such Company Product or Company IP to the Company and confidentiality provisions protecting the Company IP;

(iii)the Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Company;

(iv)Government Rights. To the Knowledge of the Company, since November 9, 2001, no funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP

(v)the Company owns or otherwise has, and after the Closing will continue to have, all Intellectual Property Rights needed to conduct the business of the Company as currently conducted and currently planned by the Company to be conducted.

(g)     Valid and Enforceable. All Company IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i)     to the Knowledge of the Company, except as set forth in Part 2.10(g)(i) of the Disclosure Schedule, no trademark or trade name owned, used or applied for by the Company conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person in Japan, and the Company has taken reasonable steps to police the use of its trademarks in Japan;

(ii)     Part 2.10(g)(ii) of the Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain an item of Registered IP in full force and effect; and

(iii)     except as set forth in Part 2.10(g)(iii) of the Disclosure Schedule, no interference, opposition, reissue, reexamination or other Legal Proceeding is or since November 9, 2001 has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Registered IP (excluding any pending applications) is being, since November 9, 2001 has been, or would reasonably be expected to be contested or challenged. To the Knowledge of the Company, except as set forth in Part 2.10(g)(iii) of the Disclosure Schedule, there is no basis for a claim that any Registered IP (excluding any pending applications) is invalid or unenforceable.

(h)     No Third Party Infringement of Company IP. To the Knowledge of the Company, since November 9, 2001, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP.

(i)     Effects of This Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement (including the Transactional Documents) nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements (including the Transactional

Documents) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP; or (v) the imposition of any Encumbrances or restrictions on the transfer of any Company IP from Japan to any other jurisdiction.

(j)     No Infringement of Third Party IP Rights. Since November 9, 2001, the Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. No Company Software infringes, violates or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person, in any material respects. Without limiting the generality of the foregoing:

(i)     no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding;

(ii)     since November 9, 2001, the Company has never received any notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company, any Company Employee or agents of the Company of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person.

(k)     No Harmful Code. To the Knowledge of the Company, none of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by the Company (excluding any third party software that is generally available on standard commercial terms and is licensed to the Company solely for internal use on a non-exclusive basis) (collectively, “Company Software”) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent.

(l)     Source Code. No source code for any Company Software has been delivered, licensed or made available to any escrow agent. The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent.

(m)     Privacy Policies. Part 2.10(n) of the Disclosure Schedule contains the current Company Privacy Policy The Company has complied at all times and in all material respects with the Company Privacy Policy. Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements, will result in any violation of any Company Privacy Policy, any Material Contract (defined as in Section 2.11(a) below) or any Legal Requirement pertaining to privacy, User Data or Personal Data in any material respects. The Company has acquired, collected and used all Personal Data pursuant to, and in accordance with the terms of, valid and enforceable Contracts. The Company has not obtained, collected or used any Personal Data, or possessed any data that is not publicly available, in material violation or breach of any Company Contract or applicable Legal Requirement.

(n)     Transfer of Company IP. Other than applicable export regulations, there are no restrictions under applicable Legal Requirements, Contracts or otherwise on the transfer of any Company IP from Japan to any other jurisdiction, and no such restrictions shall come into effect following the Closing.

(o)     Products and Services. Part 2.10(p) of the Disclosure Schedule accurately identifies and describes each material Company Product currently being manufactured, marketed, distributed, provided, licensed, or sold by the Company.

(p)     Standards Bodies. The Company is not and since November 9, 2001 has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

2.11     Contracts.

(a)     List of Contracts. Part 2.11(a) of the Disclosure Schedule accurately identifies each material Company Contract and each of the following Contracts, in each case to the extent such Contract is in effect as of the date of the Agreement or as of the Closing Date (the material Company Contracts and the Company Contracts in the categories listed below are referred to hereinafter collectively as “Material Contracts”):

(i)     (A) each Company Contract relating to the employment of, or the performance of services by, any Company Employee; (B) any Company Contract pursuant to which the Company is or may become contractually obligated to make any severance, termination or similar payment to any Company Employee; and (C) any Company Contract pursuant to which the Company is or may become contractually obligated to make any bonus or similar payment (other than payment in respect of salary) to any Company Employee, in each case excluding any Company Contract that is terminable “at will” without any payment of severance, prior notice or similar payments;

(ii)     each Company Contract which provides for indemnification of any officer, director, employee or agent;

(iii)     each Company Contract relating to the voting and any other rights or obligations of a stockholder of the Company;

(iv)     each Company Contract relating to the merger, consolidation or reorganization of, or any similar transaction with respect to, the Company since November 9, 2001;

(v)     each Company Contract relating to the acquisition, transfer, development or sharing of any technology, Intellectual Property or Intellectual Property Right (including any joint development agreement, technical collaboration agreement or similar agreement entered into by the Company);

(vi)except as set forth in Schedule 2.11 (a)(vi), each Company Contract relating to the license of any patent, copyright, trade secret or other Intellectual Property or Intellectual Property Right to or from the Company (except for: (A) off-the-shelf license that is not incorporated in the products of the Company and is obtainable free of charge or for annual fee of less than $10,000; and (B) Company Contracts that provide solely for standard non-disclosure obligations).

(vii) each Company Contract relating to the acquisition, sale or spin-off of any Subsidiary or business unit or operation of the Company entered into following November 9, 2001;

(viii)each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities (other than any Company Contracts set forth in Part 2.11 (a)(iii) of the Disclosure Schedule);

(ix)each Company Contract imposing any restriction on the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any technology;

(x)each Company Contract: (A) granting exclusive rights to license, market, sell or deliver any of the products or services of the Company or of users of any marketplace, website or service of the Company; or (B) otherwise contemplating an exclusive relationship between the Company and any other Person;

(xi)each material Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(xii)each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

(xiii)each Company Contract regarding the acquisition, issuance or transfer of any securities and each Company Contract affecting or dealing with any securities of the Company including any restricted share agreements or escrow agreements;

(xiv)each Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement;

(xv)except as set forth in Schedule 2.11(a)(xv), each Company Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Party;

(xvi)each Company Contract relating to any liquidation or dissolution of the Company;

(xvii)any Company Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration by the Company in an amount or having a value in excess of $10,000 individually, or $25,000 in the aggregate when taken together with all other Company Contracts involving such Person or such Person's affiliates; or (B) the performance of services having a value in excess of $10,000 individually, or $25,000 in the aggregate when taken together with all other Company Contracts involving such Person or such Person's affiliates;

(xviii)except as set forth in Schedule 2.11(a)(x)(xviii), any Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty, Liability or premium) within 60 days after the delivery of a termination notice by the Company; and

(xix)except as set forth in Schedule 2.11(a)(xix), any Company Contract constituting or relating to a Government Contract or Government Bid that are among the Company's top twenty customers, by revenue, for each of the last three fiscal years of the Company.

(b)     Delivery of Contracts. Except as set forth in Schedule 2.11(b), the Company has delivered to Purchaser accurate and complete copies of all written Material Contracts identified in Part 2.11(a) of the Disclosure Schedule, including all amendments thereto. Part 2.11(b) of the Disclosure Schedule provides an accurate and complete description of the nature and any special terms of each Material Contract that is not in written form. Each Contract identified in Part 2.11(a) of the Disclosure Schedule is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)     No Breach. (i) The Company has not violated or breached, or committed any default in any material respect under, any Company Contract, which remains uncured, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default in any material respect under, any Company Contract which remains uncured; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to declare a default or exercise any material remedy under any Company Contract; (C) give any Person the right to accelerate the maturity or performance of any Company Contract; or (D) give any Person the right to cancel, terminate or materially modify any Company Contract; (iii) to the Knowledge of the Company, except as set forth in Part 2.11(c) of the Disclosure Schedule, since January 1, 2003, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and (iv) the Company has not waived any of its material rights under any Company Contract.

(d)     No Renegotiation. No Person has a contractual right pursuant to the terms of any Company Contract to renegotiate any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract other than expressly specified in the Material Contracts.

(e)     Standard Form Customer Contracts. The Company has delivered to Purchaser a complete and accurate copy of each standard form of customer Contract used by the Company, including each standard form of merchant agreement. Part 2.11(e) of the Disclosure Schedule contains a list of contracts with the Company's top twenty customers over the past three years with non-standard form customer contracts.

2.12     Compliance with Legal Requirements.

(a)     The Company is, and has since November 9, 2001 at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets, including Legal Requirements relating to privacy, money laundering, banking import/export and employment matters. Since November 9, 2001, no event has occurred, and no condition or circumstance exists, that will or could reasonably be expected to (with or without notice or lapse of time) constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement. Except as set forth in Part 2.12(a) of the Disclosure Schedule, since November 9, 2001, the Company has not received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b)     The Company is not doing any business other than as set forth in Part 2.12(b) of the Disclosure Schedule.

2.13     Governmental Authorizations; Governmental Grants.

(a)     Governmental Authorizations. Part 2.13(a) of the Disclosure Schedule identifies each Governmental Authorization held by the Company, and the Company has delivered to Purchaser accurate and complete copies of all Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted. The Company is, and has at all times since November 9, 2001 been, in compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule. Since November 9, 2001, the Company has never received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(b)     Governmental Grants. No Governmental Grant is provided or available or applicable to the Company. As of the date hereof, the Company is not a party to any agreement or arrangement providing for the development of any Intellectual Property through the application of any financing made available by any Governmental Grant.

2.14     Tax Matters.

(a)     Tax Returns and Payments. Since November 9, 2001, all Tax Returns required to be filed by or on behalf of the Company with any Governmental Body (the “Company Returns”) have been timely and properly filed and are true, accurate and complete. All Taxes of the Company that are due and payable have been timely and properly paid. All Taxes required to be withheld by the Company have been properly and timely withheld and remitted. The Company has delivered to Purchaser accurate and complete copies of all Tax Returns filed by the Company. Part 2.14(a) of the Disclosure Schedule lists each jurisdiction in which the Company is required to file a Tax Return. Since November 9, 2001, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company Financial Statements properly and adequately accrue or reserve for Tax liabilities in accordance with JGAAP. The Company is not subject to income Tax in the United States. Except as disclosed in Schedule 2.14(a), the Company is not subject to sales Tax, use Tax or VAT Tax in any jurisdiction as of the date hereof.

(b)     Audits; Claims. No claim, audit or Legal Proceeding is pending or threatened against the Company in respect of any Tax. There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with JGAAP).

(c)     Tax Withholding. The Company has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes, and has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and timely paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, and has timely filed all withholding Tax Returns, for all periods.

(d)     Tax Accruals. The Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with JGAAP, except for liabilities for Taxes incurred since the date of the Unaudited Interim Balance Sheet in the operation of the business of the Company.

2.15    Employee and Labor Matters; Benefit Plans.

(a)     Existing Plans. Part 2.15(a) of the Disclosure Schedule identifies each Company Employee Plan and each Company Employee Agreement.

(b)     Pension Plans. Except as set forth in Part 2.15(b) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the Knowledge of the Company, the Company has not at any time in the past maintained, sponsored or contributed to, any retirement, death or disability benefit scheme for the benefit of Company Employees (a “Pension Plan”).

(c)     Copies of Plans. With respect to each Company Employee Plan, except as set forth in Part 2.15(c) of the Disclosure Schedule, the Company has delivered to Purchaser: (i) an accurate and complete copy of such Company Employee Plan (as currently in effect); (ii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications with respect to such Company Employee Plan, and all material employee communications relating to such Company Employee Plan; (iii) if such Company Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; and (iv) accurate and complete copies of all material Contracts relating to such Company Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements.

(d)     New Plans. Except as set forth in Part 2.15(d) of the Disclosure Schedule, the Company has not made any plan or commitment to create any additional Company Employee Plan, or to modify or change any existing Company Employee Plan (other than to comply with applicable law) in a manner that would affect any Company Employee.

(e)     Coverage after Termination of Service. No Company Employee Plan provides death, medical or health benefits (whether or not insured) with respect to any Company Employee after any such Company Employee's termination of service (other than: (i) benefit coverage mandated by applicable law; (ii) deferred compensation benefits accrued as liabilities on the Company Financial Statements; and (iii) benefits the full cost of which are borne by Company Employees (or such Company Employees' beneficiaries)). The Company's contingent severance pay liability and any other monetary liability to the Company Employees is duly reflected in the Company Financial Statements and the Unaudited Interim Balance Sheet. All other liabilities of the Company to Company Employees were properly reserved for in the Company Financial Statements and Unaudited Interim Balance Sheet.

(f)     Compliance with Legal and Contractual Requirements. Except as set forth in Part 2.15(f) of the Disclosure Schedule, each of the Company Employee Plans has been operated and administered in accordance with applicable Legal Requirements, and the Company has complied with its contractual obligations to make any contributions to the Company Employee Plans. The Company has not engaged any Company Employee whose employment would require special licenses or permits.

(g)     Effects of Transaction. Except as set forth in Part 2.15(g) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor any of the transactions contemplated by this Agreement, will result in any payment (including any bonus or severance payment) to any Company Employee (whether or not under any Company Employee Plan or Company Employee Agreement), or materially increase the benefits payable under any Company Employee Plan, Company Employee Agreement or otherwise, or result in any acceleration of the time of payment or vesting of any such benefits.

(h)     List of Employees. The Company has delivered to Purchaser a list of all employees of the Company as of the date of this Agreement, and correctly reflects all benefits which each such person is entitled, including their salaries, any other cash compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates and term (if applicable) of employment, the vacation days to which such employees are entitled and their accrued and unpaid vacation, benefits in kind, their positions, and their visa status, if applicable. There are no written or unwritten policies or customs that, by extension, could entitle any Company Employees to benefits in addition to those to which they are entitled pursuant to Legal Requirements (including unwritten customs concerning the payment of statutory severance pay when it is not legally required), other than those included in the Company Employee Plans or the Company Employee Agreements. Since November 9, 2001 the Company has not engaged any consultants, sub-contractors or freelancers who, according to applicable Legal Requirements, would be entitled to the rights of an employee vis-à-vis the Company, including rights to severance pay, vacation and other employee-related statutory benefits.

(i)     Accident Claims. To the Knowledge of the Company, there are no claims pending or threatened, or capable of arising, against the Company, by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance.

(j)     Labor-Related Claims. To the Knowledge of the Company, except as set forth in Part 2.15(j) of the Disclosure Schedule, there is no Legal Proceeding, claim, labor dispute or grievance pending or threatened or reasonably anticipated relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers' compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Company Employee, including charges of unfair labor practices or harassment complaints.

(k)     Employees on Leave of Absence. To the Knowledge of the Company, Part 2.15(k) of the Disclosure Schedule identifies each current employee of the Company who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

(l)     Labor Relations. The Company has good labor relations and does not have any reason to believe that the consummation of the transactions contemplated by this Agreement will have a material adverse effect on the labor relations of the Company. The Company is not a party to any collective bargaining contract or other

Contract with a labor union involving any Company Employees. To the Knowledge of the Company, no petition has been filed or proceeding instituted, or any action taken in contemplation of any such filing or institution, by one or more Company Employees seeking recognition of a bargaining representative.

2.16    Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all Environmental Licenses and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. To the Knowledge of the Company, since November 9, 2001 the Company has not received any notice or other communication, whether from a Governmental Body, citizens group, Company Employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the Knowledge of the Company: (a) no current or prior owner of any property leased or controlled by the Company has received any notice or other communication, whether from a Governmental Body, citizens group, Company Employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law; (b) the Company has not caused or contributed to any Environmental Release and there are no circumstances which may give rise to any Environmental Release by the Company; and (c) no Contaminants are stored or contained on or under any of the leasehold properties held or occupied by the Company, whether in storage tanks, land fills, pits, ponds, lagoons or otherwise. All material Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule.

2.17     Insurance. Part 2.17 of the Disclosure Schedule identifies each material insurance policy maintained by, at the expense of or for the benefit of the Company as of the date of this Agreement and identifies any material claims made thereunder as of the date of this Agreement. The Company has delivered to Purchaser summary of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since January 1, 2008, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as disclosed in Part 2.17 of the Disclosure Schedule, neither: (A) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (B) the consummation of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time): (1) result in the cancellation, invalidation or termination, or give any Person the right to cancel, invalidate or terminate, any of the insurance policies of the Company; (2) result in the reduction of coverage, or give any Person the right to reduce the coverage, under any such insurance policies; or (3) have any impact on the Company's right or ability to make a claim under any such insurance policies in respect of or relating to events or circumstances that have occurred prior to the Closing.

2.18    Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has had, any interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has been, indebted to the Company (other than for ordinary travel advances); (c) no Related Party currently has any financial interest in, any material Contract, transaction or business dealing involving the Company (other than for any arm's length transactions with Related Party in the ordinary course of business); (d) to the Knowledge of the Company, no Related Party is competing, or has at any time competed, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company or other rights arising in the ordinary course of employment and other than rights for compensation pursuant for any arm's length transactions with Related Party in the ordinary course of business).

2.19     Legal Proceedings; Orders.
(a)     Legal Proceedings. There is no pending Legal Proceeding and, to the Knowledge of the Company, since November 9, 2001 no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of the Company, or any option or other right to the capital stock of the Company, or right to receive consideration as a result of this Agreement. To the Knowledge of the Company, except as set forth in Part 2.19(a) of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. Except as set forth in Part 2.19(a) of the Disclosure Schedule, since November 9, 2001 no Legal Proceeding involving claims in excess of $100,000 has ever been commenced by, and no Legal Proceeding involving claims in excess of $100,000 has ever been pending against, the Company.

(b)     Orders. There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

2.20     Certain Payments. Neither the Company nor any officer, employee, agent or other Person associated with or acting for or on behalf of the Company has at any time since November 9, 2001, directly or indirectly: (a) used any funds of the Company: (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity; (ii) to make any unlawful payment to any governmental official or employee; or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for: (i) favorable treatment in securing business; or (ii) any other special concession; or (e) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(d)” above.

2.21    Authority; Binding Nature of Agreement.

(a)     Authority; Binding Nature. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.22    Non-Contravention; Consents. Except as set forth in Part 2.22 of the Disclosure Schedule, neither: (1) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement (including each of the Transactional Documents); nor (2) the consummation of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):

(a)     contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Documents of the Company; or (ii) any resolution adopted by the stockholders, board of directors or any committee of the board of directors of the Company;

(b)     contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company, is subject;

(c)     contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

(d)     contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Contract; (ii) accelerate the maturity or performance of any such Company Contract; or (iii) cancel, terminate or modify any such Company Contract; or

(e)     result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.22 of the Disclosure Schedule, the Company is not and the Company will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (y) the consummation of the transactions contemplated by this Agreement.
2.23    Stockholder Vote Required. No consent or vote of the holders of any class or series of the Company' share capital is required to approve this Agreement and the other transactions contemplated by this Agreement.

2.24    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Except as set forth in Part 2.24 of the Disclosure Schedule, no Person is or may become entitled to receive any fee or other amount from the Company for professional services performed or to be performed in connection with the transactions contemplated by this Agreement.

2.25    Full Disclosure. This Agreement (including the Disclosure Schedule) does not, and the Closing Certificate (as defined in Section 7.6) and Consideration Certificate will not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.     REPRESENTATIONS AND WARRANTIES OF EACH SELLING STOCKHOLDER

Each Selling Stockholder hereby represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:
3.1     Ownership of Shares. As of the date of this Agreement, the entire issued share capital of the Company (other than the Excluded Shares) is beneficially owned by the Selling Stockholders in the proportions and amounts set out opposite their names and addresses of record set forth in Part 2.3(a) of the Disclosure Schedule, free from any Encumbrances whatsoever and from any agreement, obligation or commitment to create, grant, give or permit to subsist any Encumbrances whatsoever and each Selling Stockholder is entitled to sell and transfer to Purchaser the full legal and beneficial ownership of the Company Shares held by such Selling Stockholder free from any Encumbrance under the terms of this Agreement.

3.2     Capacity and Authority of Selling Stockholders

(a)Authority. Each Selling Stockholder has full power and authority to enter into, perform and comply with its obligations under this Agreement and any other agreement which such Selling Stockholder is required to enter into hereunder and this Agreement constitutes and any such other agreements when executed will constitute valid, legally binding and enforceable obligations on each Selling Stockholder which is a party thereto in accordance with its or their respective terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)Organization. If any of the Selling Stockholders is a body corporate: (i) it is duly incorporated and validly existing under the laws of the country of its incorporation; (ii) all necessary actions, conditions and things have been taken, fulfilled and done in order to enable it to enter into, perform and comply with its obligations hereunder and those obligations are validly, and legally binding and enforceable upon it; and (iii) its entry into and performance of or compliance with its obligations hereunder does not violate or exceed any power or restriction granted or imposed by: (A) any Legal Requirement to which it is subject; or (B) any of its constituting documents; and (iv) the entry into, performance of or compliance by each Selling Stockholder with its obligations under this Agreement and any document entered into pursuant to this Agreement will not: (A) constitute a breach of any Contract to which it is a party or which is binding on it or over its assets; nor (B) result in the existence of, or oblige it to create any Encumbrance over those assets.

(c)No Consents. Each Selling Stockholder who is a natural person has complied with any applicable community property Legal Requirements and no spousal signature or other Consent is required from any Person other than the signatories hereto with respect to such Selling Stockholder in connection with the execution, delivery and performance of this Agreement, or any other agreement that such Selling Stockholder is required to enter into hereunder, by such Selling Stockholder.

3.3    No Legal Proceedings. There is no pending Legal Proceeding and, to the knowledge of each Selling Stockholder, no Person has threatened to commence any Legal Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the entry into, performance of, compliance with and enforcement of any of the obligations of the Selling Stockholders under this Agreement. To the knowledge of each of the Selling Stockholders, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or might give rise to or serve as the basis for any such Legal Proceeding or the threat of any such Legal Proceeding of the type described in the foregoing sentence.

3.4     Stockholders' Representative. The Stockholders' Representative has full power and authority to enter into and to perform its obligations under this Agreement and to act for and bind each of the Selling Stockholders with respect to all matters relating to this Agreement and the transactions contemplated hereby.

4.     REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1Due Organization. Purchaser has been duly organized, and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), under the laws of the jurisdiction of its incorporation. Purchaser has full power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. Purchaser is qualified to do business as a foreign company, and is in good standing, in each jurisdiction in which the nature of its business and of its properties makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Purchaser's business, condition (financial or otherwise), assets, liabilities or operations.

4.2     Non-Contravention; Consents. Neither (a) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (b) the consummation of the transactions contemplated by this Agreement or any of the transactions contemplated by this Agreement, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of: (i) any of the provisions of the articles of incorporation of Purchaser; (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Purchaser; or (iii) any provision of any material contract to which Purchaser is bound.

4.3     Authority; Binding Nature of Agreement. Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement; and the execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary action on the part of Purchaser and its board of directors. No vote of Purchaser's stockholders is needed to approve this Agreement or any of the other agreements referred to in this Agreement. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4     Legal Proceedings. There is no pending Legal Proceeding and to the knowledge of Purchaser, no Person has threatened to commence any Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the entering into, performance of, compliance with and enforcement of Purchaser's obligations under this Agreement or any of the other transactions contemplated by this Agreement. To the knowledge of Purchaser, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or might give rise to or serve as the basis for any such Legal Proceeding or the threat of any such Legal Proceeding of the type described in the foregoing sentence.

4.5     Investment Decision. Purchaser hereby acknowledges that it had access to information regarding the Company and is making its own investment decision. This Section 4.5 shall not affect in any way or manner the provisions of Section 10 and the rights and remedies available to Purchaser under this Agreement.

5.     CERTAIN COVENANTS OF THE COMPANY AND THE SELLING STOCKHOLDERS

5.1     Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9 or the Closing (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Purchaser and Purchaser's Representatives with reasonable access during normal business hours to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Purchaser and Purchaser's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Purchaser may reasonably request. During the Pre-Closing Period, Purchaser may make reasonable inquiries of Persons having business relationships with the Company (including suppliers, licensors, distributors and customers) and the Company shall help facilitate (and shall cooperate fully with Purchaser in connection with) such inquiries.

5.2     Operation of the Business of the Company. Except with the prior written consent of Purchaser, during the Pre-Closing Period, the Company shall ensure, and each of the Selling Stockholders shall support the Company in ensuring and shall not hinder the Company from ensuring that:

(a)the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b)the Company shall use reasonable efforts to keep available the services of its current officers and employees and maintain its relations and good will with all landlords, creditors and employees;

(c)the Company shall not cancel any of its insurance policies identified or required to be identified in Part 2.17 of the Disclosure Schedule;

(d)the Company's officers shall report regularly to Purchaser concerning the status of the business of the Company;

(e)the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(f)the Company shall not sell, issue or authorize the issuance of: (i) any capital stock or other security; (ii) any option or right to acquire any capital stock (or cash based on the value of capital stock) or other security; or (iii) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of capital stock) or other security;

(g)the Company shall not amend or permit the adoption of any amendment to the Company's Charter Documents, or effect any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(h)the Company shall not form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(i)the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $10,000;

(j)the Company shall not: (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract; or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

(k)the Company shall not: (i) acquire, lease or license any right or other asset from any other Person for an aggregate value in excess of $50,000 ; (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person; or (iii) waive or relinquish any right, in the case of each of clauses “(i)” through “(iii)”, except in the ordinary course of business consistent with past practices;

(l)the Company shall not: (i) lend money to any Person (except that the Company may make routine travel advances to current employees of the Company in the ordinary course of business consistent with past practices); or (ii) incur or guarantee any indebtedness for borrowed money;

(m)the Company shall not: (i) establish, adopt, amend or terminate any Company Employee Plan; (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the ordinary course of business and consistent with past practices; (iii) increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers or employees; (iv) promote or change the title of any of its employees (retroactively or otherwise); or (v) hire or make an offer to hire any new employee;

(n)the Company shall not change any of its methods of accounting or accounting practices in any material respect;

(o)the Company shall not make or change any Tax election, adopt or change a material accounting method in respect of Taxes, enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or comprise a claim, notice, audit report or assessment in respect of Taxes, or consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;

(p)the Company shall not commence or settle any Legal Proceeding; and

(q)the Company shall not agree or commit to take any of the actions described in clauses “(e)” through “(p)” above.

5.3    Notification; Updates to Disclosure Schedule.

(a)     Notification. During the Pre-Closing Period, the Company shall promptly notify Purchaser in writing of: (i) the discovery by the Company or the Selling Stockholders of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in any representation or warranty made by the Company or the Selling Stockholders in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or an inaccuracy in any representation or warranty made by the Company or the Selling Stockholders in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of the Company or the Selling Stockholders; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely.

(b)     Updates. If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Purchaser an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of: (i) determining the accuracy of any of the representations and warranties made by the Company or the Selling Stockholders in this Agreement; or (ii) determining whether any of the conditions set forth in Section 7 has been satisfied.

5.4    No Negotiation. During the Pre-Closing Period, neither the Company nor the Selling Stockholders shall, and neither the Company nor the Selling Stockholders shall authorize or permit, the Company or any Representative of the Company or Selling Stockholder to: (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Purchaser or its Representatives) relating to or in connection with a possible Acquisition Transaction (excluding the transactions contemplated by this Agreement); or (c) entertain or accept any proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction.

5.5    Termination of Agreements. The Company and the Selling Stockholders which are parties to the Contracts identified in Schedule 5.5 agree that such Contracts shall terminate effective as of the Closing, and that such Selling Stockholders and the parties under such Contracts shall have no rights thereunder from and after the Closing.

5.6     Restriction on Transfer. Each Selling Stockholder agrees that, during the Pre-Closing Period, such Selling Stockholder shall not directly or indirectly sell or otherwise transfer or dispose of, or pledge or otherwise permit to be subject to any Encumbrance, any Company Shares or any other security of the Company, or any direct or indirect beneficial interest therein; provided, however, that Company Shares may be transferred to an affiliate (including any general or limited partner) or family member of such Selling Stockholder so long as: (a) the transferor notifies Purchaser of the intended transfer in writing at least 10 days prior to the transfer; (b) the transferee agrees in writing to be bound by the terms of this Agreement; and (c) the transferor remains liable for any breach by the transferee of this Agreement.

5.7    Additional Covenants, Waivers and Released. Each Specified Stockholder agrees to the agreements, covenants, waivers, releases and restrictions set forth in Exhibit B attached hereto (which are incorporated herein by reference).

6.    CERTAIN COVENANTS OF THE PARTIES

6.1     Filings and Consents.

(a)Filings. Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, at its own expense, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body.

(b)Efforts. Subject to Section 6.1(c), Purchaser and the Selling Stockholders shall use (and the Selling Stockholders shall support the Company and not hinder the Company from using) commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.1(c), the Company and the Selling Stockholders shall, each at its own expense: (i) make all filings (if any) and give all notices (if any) required or desirable to be made and given by such party in connection with the transactions contemplated by this Agreement; and (ii) use commercially reasonable efforts to obtain each Consent (if any) required or desirable to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement.

(c)Limitations. Notwithstanding anything to the contrary contained in Section 6.1(b) or elsewhere in this Agreement, Purchaser shall not have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Subsidiaries or the Company to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or the Company to take or agree to take) any other action or to agree (or cause any of its Subsidiaries or the Company to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; or (ii) to contest any Legal Proceeding relating to the transactions contemplated by this Agreement.

6.2     Public Announcements. The Company and the Selling Stockholders on the one hand and the Purchaser on the other hand hereby covenant with and undertake to the other side of this Agreement that such party shall not issue any press release or make any public statement (including to any Company Employee) regarding (or otherwise disclose to any Person the existence or terms of) this Agreement or any of the other transactions or documents contemplated by this Agreement, without the other party's prior written consent except as necessary under applicable Legal Requirements, provided, that a notice was given to the other party (which would be the Stockholders' Representative in the event that Purchaser is the party making such public announcement) prior to such publication. For the avoidance of doubt it is hereby clarified that nothing in this Section 6.2. shall prevent Purchaser and its affiliates from communicating with the Company Employees and customers freely following the Closing.

6.3    Reasonable Efforts. Prior to the Closing: (a) the Company and the Selling Stockholders shall use all reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis; and (b) Purchaser shall use all reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

6.4    Communications with Employees. Prior to the Closing Date, neither the Company nor any of the Selling Stockholders shall (and the Company and each Selling Stockholder shall ensure that their respective Representatives do not) communicate with Company Employees regarding post-Closing employment matters with Purchaser or any Subsidiary or affiliate of Purchaser, including post-Closing employee benefit plans and compensation, without the prior written approval of Purchaser.

6.5     Resignation of Officers, Directors and Statutory Auditors. The Company and the Selling Stockholders shall obtain and deliver to Purchaser at or prior to the Closing the resignation of each director of the Company, officer and statutory auditor listed in Schedule 6.5 in each case to become effective as of the Closing with a confirmation that all amounts owed to each such officer and director was fully paid all in the form attached hereto as Exhibit D.

6.6     Repayment of Insider Receivables. Prior to the Closing, the Company and the Selling Stockholders shall cause all Insider Receivables (except for amounts owed to the Company in connection with commercial contracts executed at arm's length terms) to be repaid to the Company in full.

6.7    Share Certificates. NEC Corporation and each other Selling Stockholder that holds share certificate

(s) in accordance with article 2 of the Pledge Agreement dated as of November 9, 2001, among the Purchaser, the Company and NEC Corporation shall return to Purchaser immediately prior to the Closing (or at the time and place to be instructed by Purchaser under Section 1.2(a)(ii)) all the share certificates, which were delivered in accordance with such agreement (the “Escrow Shares”).

7.     CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:
7.1     Accuracy of Representations.

(a)     Accuracy at Signing. Each of the representations and warranties made by the Company or the Selling Stockholders in this Agreement shall have been accurate in all material respects as of the date of this Agreement (except for the Capitalization Representations, which shall have been accurate in all respects as of the date of this Agreement); provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

(b)     Accuracy at Closing. Each of the representations and warranties made by the Company and the Selling Stockholders in this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, other than (i) representations and warranties which by their terms are made as of a specific date, which shall have been accurate in all material respects as of such date, and (ii) the Capitalization Representations, which shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date; provided, however, that for purposes of determining the accuracy of such representations and warranties: (i) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

7.2    Performance of Covenants. Each of the covenants and obligations that the Company and/or the Selling Stockholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3    Governmental and Other Consents.

(a)     Governmental Consents. All filings with, notices to and other Consents of any Governmental Body required to be made or obtained in connection with the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect.

(b)     Other Consents. The consents required to be obtained by the Company or the Selling Stockholders in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, as set forth in Part 2.22 of the Disclosure Schedule, have been obtained and Purchaser has received evidence to that effect.

7.4     No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect.

7.5     Stock Certificates. The Selling Stockholders shall have delivered to Purchaser (or at the Purchaser's discretion an affiliate of the Purchaser) stock certificates representing all of the Company Shares outstanding as of immediately prior to the Closing (other than the Excluded Shares), with all appropriate documentary tax stamps affixed; the transfer of all Company Shares shall have been entered into the Company's Stock register; and a true and correct copy of such Stock register shall have been delivered to Purchaser.

7.6    Agreements and Documents. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)     agreements, in form and substance reasonably satisfactory to Purchaser, terminating or amending the agreements identified in Schedule 5.5 in accordance with Section 5.5;

(b)     a certificate duly executed by each of the Selling Stockholders and containing the representation and warranty of such Selling Stockholders that the conditions set forth in Sections 7.1, 7.2, 7.7 and 7.8 have been duly satisfied with respect to such Selling Stockholder (the “Closing Certificate”);

(c)     a certificate (the “Consideration Certificate”), duly executed by the Company containing the following information and the representation and warranty of the Company that the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.4 have been duly satisfied and that all of such information is true and accurate as of the Closing:

(i)the aggregate amount of Company Transaction Expenses paid or payable (including any Company Transaction Expenses that will become payable after the Closing with respect to services performed or actions taken prior to the Closing);

(ii)the Aggregate Transaction Value and the Per Share Value;

(iii)the name and address of record of each Person who is a stockholder of the Company as of immediately prior to the Closing;

(iv)the number of Company Shares held by each such stockholder as of immediately prior to the Closing;

(v)the consideration that each Selling Stockholder is entitled to receive pursuant to Section 1.2;

(vi)the amount contributed to the Escrow Fund by each Selling Stockholder pursuant to Section 1.2;

(vii)each Selling Stockholder's Participation Percentage; and

(viii)the total amount of Taxes, if any, to be withheld from the consideration that each Selling Stockholder is entitled to receive pursuant to Section 1.2.

(d)documentation, reasonably satisfactory to Purchaser, in support of the calculation of the amounts set forth in the Consideration Certificate;

(e)a certificate executed by the Chief Executive Officer of the Company attaching and certifying the resolutions of the board of directors of the Company approving this Agreement and the transactions contemplated hereby;

(f)written resignations of the directors and including statutory auditors of the Company, and the officers of the Company listed in Schedule 6.5, in each case effective as of the Closing;

(g)a legal opinion executed by Momo-O, Matsuo & Namba in the form of Exhibit E;

(h)stock certificate(s) representing the Escrow Shares;

(i)the balance sheet of the Company as of the end of the business day on February 28, 2011; and

(j)the Escrow Agreement, duly executed by all parties other than Purchaser.

7.7.     No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

7.8     No Legal Proceedings. No Governmental Body and no other Person shall have commenced or threatened to commence any Legal Proceeding: (a) challenging any of the transactions contemplated by this Agreement or seeking the recovery of damages in connection with any of the transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to its ownership of stock of the Company; (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement; or (d) seeking to compel the Company, Purchaser or any affiliate of Purchaser to dispose of or hold separate any material assets as a result of the transactions contemplated by this Agreement.

7.9    Repayment of Insider Receivables. The Company shall have provided Purchaser with evidence reasonably satisfactory to Purchaser that all Insider Receivables have been repaid to the Company in full.

8.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLING STOCKHOLDERS

The obligations of the Selling Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:
8.1    Accuracy of Representations.

(a)     Accuracy at Signing. Each of the representations and warranties made by Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

(b)     Accuracy at Closing. Each of the representations and warranties made by Purchaser in this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties which by their terms are made as of a specific date, which shall have been accurate in all material respects as of such date; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

8.2     Performance of Covenants. Each of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3     Agreements and Documents. The Stockholders' Representative shall have received the following documents: (a) the Escrow Agreement, duly executed by Purchaser; and (b) a certificate duly executed on behalf of Purchaser by an officer of Purchaser and containing the representation and warranty of Purchaser that the conditions set forth in Sections 8.4, 8.5 and 8.6 have been satisfied.

8.4     No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

8.5     No Legal Proceedings. No Governmental Body and no other Person shall have commenced or threatened to commence any Legal Proceeding: (a) challenging any of the transactions contemplated by this Agreement or seeking the recovery of damages in connection with any of the transactions contemplated by this Agreement; (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement; or (c) seeking to compel the Company to dispose of or hold separate any material assets as a result of the transactions contemplated by this Agreement.

8.6     Governmental Consents. All filings with, notices to and other Consents of any Governmental Body required to be made or obtained by Purchaser in connection with the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect.

9.     TERMINATION

9.1    Termination Events. This Agreement may be terminated only pursuant to the provisions of this Section 9.1. This Agreement may be terminated prior to the Closing:

(a)     by the mutual written consent of Purchaser and the Stockholders' Representative;

(b)     by Purchaser if the Closing has not taken place on or before 5:00 p.m. (California time) on July 2, 2011 (the “End Date”) (other than as a result of any failure on the part of Purchaser to comply with or perform any covenant or obligation of Purchaser set forth in this Agreement or in any other agreement or instrument delivered to the Company in connection with the transactions contemplated by this Agreement);

(c)     by the Stockholders' Representative if the Closing has not taken place on or before 5:00 p.m. (California time) on the End Date (other than as a result of any failure on the part of the Company or any of the Selling Stockholders to comply with or perform any covenant or obligation of the Company or the Selling Stockholders set forth in this Agreement or in any other agreement or instrument delivered to Purchaser in connection with the transactions contemplated by this Agreement); provided, however, that if on the End Date, the conditions set forth in Sections 7.5 and 7.6(b) have not been satisfied, then the Stockholders' Representative may not terminate this Agreement pursuant to this Section 9.1(c) until the date that is 10 days after the Stockholders' Representative notifies Purchaser that it holds all the documents necessary in order to comply with the conditions set forth in Sections 7.5 and 7.6(b);

(d)     by either Purchaser or the Stockholders' Representative if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or (ii) there shall be any Legal Requirement enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body that would make consummation of such transactions illegal;

(e)     by Purchaser if: (i) any of the representations and warranties of the Company or the Selling Stockholders contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied; or (ii) any of the covenants of the Company or the Selling Stockholders contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of the Company or the Selling Stockholders as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company or the Selling Stockholders is curable by the Company or a Selling Stockholder through the use of reasonable efforts within 30 days after Purchaser notifies the Stockholders' Representative in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Purchaser may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company and the Selling Stockholders, during the Company Cure Period, continue to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 9.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period); or

(f)     by the Stockholders' Representative if: (i) any of Purchaser's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied; or (ii) if any of Purchaser's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in any of Purchaser's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Purchaser is curable by Purchaser through the use of reasonable efforts within 30 days after the Stockholders' Representative notifies Purchaser in writing of the existence of such inaccuracy or breach (the “Purchaser Cure Period”), then the Stockholders' Representative may not terminate this Agreement under this Section 9.1(f) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period, provided Purchaser, during the Purchaser Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Stockholders' Representative may not terminate this Agreement pursuant to this Section 9.1(f) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Purchaser Cure Period).

9.2     Termination Procedures. If Purchaser wishes to terminate this Agreement pursuant to Section 9.1, Purchaser shall deliver to the Stockholders' Representative a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which Purchaser is terminating this Agreement. If the Stockholders' Representative wishes to terminate this Agreement pursuant to Section 9.1, the Stockholders' Representative shall deliver to Purchaser a written notice stating that the Stockholders' Representative is terminating this Agreement and setting forth a brief description of the basis on which the Stockholders' Representative is terminating this Agreement.

9.3     Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the Selling Stockholders, the Company or Purchaser shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (c) the parties shall, in all events, remain bound by and continue to be subject to Section 6.2 and the Confidentiality Agreement.

10.     INDEMNIFICATION, ETC.

10.1     Survival of Representations, Etc.

(a)     Subject to Section 10.1(c), the representations and warranties of the Company or the Selling Stockholders contained in this Agreement and the representations and warranties contained in the Closing Certificate and the Consideration Certificate shall survive the Closing and shall expire on the date that is 12 months following the Closing Date (the “Termination Date”); provided, however, that if, at any time prior to the Termination Date, any Indemnitee delivers to the Stockholders' Representative a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved.

(b)     Purchaser Representations. The representations and warranties of Purchaser set forth in Section 4 and in any other certificate delivered in connection with this Agreement shall terminate and expire as of the Closing, and any liability of Purchaser with respect to such representations and warranties shall thereupon cease.

(c)     Intentional Misrepresentation; Fraud. Notwithstanding anything to the contrary contained in Section 10.1(a), the limitations set forth in Section 10.1(a) shall not apply in the case of claims based upon intentional or willful breach, intentional or willful misrepresentation or fraud (collectively “Fraud”), in which case each such claim shall expire 12 months following the Closing and shall remain in effect for another 18 months as to a Selling Stockholder responsible for Fraud.

(d)     Representations Not Limited by Information. The representations, warranties, covenants and obligations of the Company and the Selling Stockholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives, provided, however, that except as specifically set forth herein or in any schedule or exhibit hereto if the chief executive officer of Purchaser received a notice in writing (or via electronic mail) before the date of this Agreement from the Company notifying Purchaser of any event or circumstance which is inconsistent with any representation or warranty included in this Agreement or the Closing Certificate prior to the date of this Agreement and specifying that such event or circumstance would constitute a breach of the representations and warranties, then the Selling Stockholders will have no liability with respect to such breach specifically disclosed in such written notice (except in the case of Fraud).

(e)     Disclosure Schedule. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty of the Company contained in this Agreement.

10.2     Indemnification by Selling Stockholders.

(a)     Indemnification. The Selling Stockholders shall severally and on a pro rata basis based on the Selling Stockholders' Participation Percentages hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred directly or indirectly by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject (regardless of whether or not such Damages relate to any third-party claim) and which directly or indirectly arise from or as a result of, or are connected with:

(i)any inaccuracy in or breach of any representation or warranty of the Company or the Selling Stockholders contained in this Agreement as of the date of this Agreement (without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(ii)any inaccuracy in or breach of: (A) any representation or warranty of the Company or the Selling Stockholders contained in this Agreement as if such representation or warranty was made on and as of the Closing; or (B) any representation or warranty of the Company in the Closing Certificate, in any other certificate or instrument delivered in connection with this Agreement or in any Transactional Document (in the case of clauses “(A)” and “(B)”, without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(iii)any breach of any covenant or obligation of the Company or the Selling Stockholders in this Agreement or in any other agreement or document delivered to Purchaser in connection with the transactions contemplated by this Agreement (including any Transactional Document);

(iv)any inaccuracy in or breach of any representation or warranty contained in the Consideration Certificate;

(v)[Reserved];

(vi)any claim for indemnification by a current or former director, officer, or employee of the Company arising out of facts or circumstances existing on or prior to the Closing (including claims or actions arising out of the authorization, execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby);

(vii)any claims or actions by Persons who are or were securityholders of the Company, in their capacities as securityholders, whether against the Company, other securityholders, Purchaser or otherwise, arising out of facts or circumstances existing on or prior to the Closing (including claims or actions arising out of the authorization, execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby);

(viii)any asserted claims with respect to any act or failure to act, or any alleged act or failure to act, of the Stockholders' Representative (including Fraud, gross negligence, willful misconduct or bad faith), including any failure or alleged failure to distribute properly all or any portion of the purchase price; or

(ix)any Fraud by the Company in connection with this Agreement or the other Transactional Documents or the transactions contemplated hereby and thereby.

With respect to “(i)” and “(ii)” above any materiality or similar qualification limiting the scope of such representation or warranty shall not be disregarded for purposes of determining whether a breach of or inaccuracy in any representation or warranty occurred, but shall be disregarded for purposes of determining the Damages.
(b)     Damages to Purchaser. It is understood and agreed that if the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of Purchaser as an Indemnitee) Purchaser shall also be deemed, by virtue of its ownership of the shares of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach. For the avoidance of doubt it is hereby clarified that nothing in this Section 10.2(b) is intended to allow indemnification twice for the same Damages with the understanding that (i) the Damages of the Company and (ii) the Damages of Purchaser resulting from such Damages of the Company by virtue of its ownership of the shares of the Company, are the same Damages.

(c)     Basket. The Selling Stockholders shall not be required to make any indemnification payment pursuant to Section 10.2(a) until such time as the total amount of all Damages that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $100,000 in the aggregate (the “Basket Amount”). If the total amount of such Damages exceeds the Basket Amount then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the amount of such Damages that exceed the Basket Amount.

(d)     Cap on Liability. Subject to Section 10.2(e), recourse to the funds held in the Escrow Fund shall be the Indemnitees' sole and exclusive remedy for monetary damages resulting from the matters referred to in Section 10.2(a), provided, however, that nothing in this Section 10.2(d) or any other section in this Agreement shall limit the Purchaser's remedy of equitable relief (including injunction and specific performance).

(e)     Limitations on Cap. The limitations set forth in Section 10.2(d) shall not apply: (A) in the case of Fraud; (B) breaches of or inaccuracies in any of the Specified Representations; (C) to the matters referred to in Section 10.2(a)(iii) to the extent made knowingly by either the Company or any of the Selling Stockholders; or (D) to the matters referred to in Section 10.2(a)(vi) to the extent the claim in such section arises from a claim made by a Selling Stockholder, Section 10.2(a)(vii) to the extent the claim is made by a Selling Stockholder, Section 10.2(a)(viii) to the extent the claim is made by a Selling Stockholder or Section 10.2(a)(ix). The total amount of indemnification payments that each Selling Stockholder can be required to make to the Indemnitees pursuant to Section 10.2(a) shall be limited to the funds paid by Purchaser to such Selling Stockholder pursuant to this Agreement.

(f)     Notwithstanding anything to the contrary herein, with respect to a claim that meets the following conditions: (A) it is for any inaccuracy in or breach of any representation or warranty of any Selling Stockholder set forth in Section 3; (B) such claim is not subject to the limitation on liability set forth in Section 10.2(d); (C) such claim is a direct claim (not from the Escrow Fund) and is made following exhaustion of the Escrow Fund, then only the Selling Stockholder(s) to which such inaccuracy in or breach of the representation is attributable, shall have the obligation to indemnity the Indemnitees under Section 10.2(a), provided that such Selling Stockholder(s) shall be obligated to pay the total amount of Damages in full (and not only such Selling Stockholder's Participation Percentage) up to the total funds paid by Purchaser to such Selling Stockholder(s) pursuant to this Agreement.

(g)     Notwithstanding anything to the contrary herein, the rights of the Indemnitees to bring claims for indemnity pursuant to Section 10 shall expire upon the Termination Date; provided, however, that (A) if, at any time prior to the Termination Date, any Indemnitee delivers to the Stockholders' Representative a written notice asserting a claim of recovery or that it is or may become entitled to indemnification, compensation or reimbursement under Section 10 of the Agreement, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved; and (B) with respect to claims based upon Fraud, each such claim shall expire 12 months following the Closing and shall remain in effect for another 18 months as to a Selling Stockholder responsible for Fraud.

10.3     No Contribution. Each Selling Stockholder waives, and acknowledges and agrees that such Selling Stockholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company or its Representatives in connection with any indemnification obligation or any other liability to which such Selling Stockholder may become subject under or in connection with this Agreement or any other agreement or document delivered to Purchaser in connection with this Agreement. For the avoidance of doubt, it is further clarified that even though the Company is making certain representations and warranties, and is obligated to comply with certain covenants, it is the intention of the parties that the Selling Stockholders will indemnify the Indemnitees with respect to breaches of such representations, warranties and covenants by the Company subject to the terms and conditions set forth in this Section 10.

10.4     Defense of Third Party Claims.

(a)     In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, against Purchaser or against any other Person) with respect to which any Selling Stockholder may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 10, Purchaser shall give the Stockholders' Representative prompt notice of the commencement of any such Legal Proceedings (provided, however, that any failure on the part of the Purchaser to so notify the Stockholders' Representative shall not limit any of the obligations of the Selling Stockholders under Section 10 (except to the extent such failure materially prejudice the defense of such Legal Proceedings).

(b)     The Stockholders' Representative shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to Purchaser by delivering a written notice within three days after receiving notification of the commencement of any such claim or Legal Proceeding, setting forth: (1) such election, and (2) confirming on behalf of each of the Selling Stockholders that the Selling Stockholders shall jointly and severally bear all responsibility and pay for all costs, expenses and damages associated with such Legal Proceedings (including any judgment entered into against Purchaser or any of its affiliates) regardless of whether the Selling Stockholders otherwise have an obligation under this Agreement to indemnify the Indemnitees with respect to such Legal Proceedings, provided, however, that the Stockholders' Representative shall not have the right to proceed with the defense of such claim or Legal Proceedings to the extent that such claim or Legal Proceedings:

(i)     seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief;

(ii)     may result in Damages incurred by the Indemnitees with respect to which an Indemnitee will not be entitled to indemnification in full by the Selling Stockholders pursuant to Section 10 (including as a result of the fact that the amount remaining in the Escrow Fund at such time (that is not subject to outstanding indemnification claims that were not resolved prior to such date) is not sufficient to cover the Damages that may be incurred by the Indemnitees in connection with such claim or Legal Proceedings); or

(iii)     relates or arises in connection with Company IP.

(c)     If the Stockholders' Representative so proceeds with the defense of such claim or Legal

Proceedings in accordance with Section 10.4(b), then:

(i)     it will be deemed conclusively established for purposes of this Agreement that all claims made in such claim or Legal Proceeding are within the scope of and are subject to the indemnification provisions set forth in Section 10, and neither the Selling Stockholders, nor the Stockholders' Representative on behalf of the Selling Stockholders, shall be permitted to contest the applicability of Section 10 to such claim or Legal Proceeding or to contest the Selling Stockholders' obligation to provide indemnification with respect thereto in full;

(ii)     the Stockholders' Representative shall keep Purchaser informed of all material developments relating to such claim or Legal Proceeding;

(iii)     each of the Indemnitees shall be entitled to participate (at their own expense) in the defense of such claim or Legal Proceeding; and

(iv)     the Stockholders' Representative shall not be permitted to effect any settlement, adjustment or compromise of such Legal Proceeding or any of the claims made in connection therewith without the prior written consent of Purchaser unless: (A) such settlement, adjustment or compromise involves no finding or admission of any breach by any Indemnitee of any obligation to any other Person or any violation by any Indemnitee of any Legal Requirement; (B) such settlement, adjustment or compromise has no effect on any other claim that may be made against any Indemnitee; and (C) the sole relief provided in connection with such settlement, adjustment or compromise is monetary damages that are paid in full by the Selling Stockholders or any other relief that is enforceable only against the Selling Stockholders.

(d)     If the Stockholders' Representative does not elect (within the three-day time period specified in Section 10.4(b)) to assume the defense of a Legal Proceeding in accordance with Section 10.4(b) or is not permitted to do so pursuant to the terms herein, then:

(i)     subject to the other provisions of Section 10, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Selling Stockholders;

(ii)     Purchaser shall use commercially reasonable efforts to keep the Stockholders Representative informed of all material developments relating to such claim or Legal Proceeding;

(iii)     each Selling Stockholder shall make available to Purchaser any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(iv)     Purchaser shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if Purchaser settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Stockholders' Representative, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if Purchaser requests that the Stockholders' Representative consent to a settlement, adjustment or compromise, the Stockholders' Representative shall not unreasonably withhold or delay such consent).

11.     MISCELLANEOUS PROVISIONS

11. 1    Stockholders' Representative.

(a)     Appointment. NEC Corporation shall act as the representative of the Selling Stockholders in connection with the transactions contemplated by this Agreement (the “Stockholders' Representative”). The Selling Stockholders irrevocably appoint the Stockholders' Representative as their agent for purposes of Section 10, and NEC Corporation hereby accepts such appointment. Purchaser shall be entitled to deal exclusively with the Stockholders' Representative on all matters relating to Section 10, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Selling Stockholder by the Stockholders' Representative, and on any other action taken or purported to be taken on behalf of any Selling Stockholder by the Stockholders' Representative, as fully binding upon such Selling Stockholder.

(b)     Authority. The Selling Stockholders grant to the Stockholders' Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the Selling Stockholders (in the name of any or all of the Selling Stockholders or otherwise) any and all documents that the Stockholders' Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders' Representative may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 11.1(a), including amending this Agreement pursuant to Section 11.14.

(c)     The Stockholders' Representative shall not be liable to the Selling Stockholders in connection with the performance by the Stockholders' Representative of the Stockholders' Representative's duties pursuant to this Agreement, except for the Stockholders' Representative's own willful misconduct or gross negligence.

(d)     Power of Attorney. The Selling Stockholders recognize and intend that the power of attorney granted in Section 11.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders' Representative; and (iii) shall survive the death or incapacity of each of the Selling Stockholders.

(e)     Replacement. If the Stockholders' Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Selling Stockholders shall, by consent of the Selling Stockholders that held at least a majority of the shares of Company Stock (on an as-converted to shares of Common Stock basis) that were outstanding immediately prior to the date of this Agreement, within 10 days after such death or disability, appoint a successor to the Stockholders' Representative and immediately thereafter notify Purchaser of the identity of such successor. Any such successor shall succeed the Stockholders' Representative as Stockholders' Representative hereunder. If for any reason there is no Stockholders' Representative at any time, all references herein to the Stockholders' Representative shall be deemed to refer to the Selling Stockholders.

11.2    Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.3     Fees and Expenses. Purchaser shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by Purchaser, and the Selling Stockholders shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by the Selling Stockholders, in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the investigation and review conducted by Purchaser and its Representatives with respect to the Company's business (and the furnishing of information to Purchaser and its Representatives in connection with such investigation and review); (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (d) the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, Purchaser acknowledges that items set forth in Part 2.15(g) of the Disclosure Schedule shall not be considered fees and expenses pursuant to this Section 11.3.

11.4     Attorneys' Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11. 5    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States or Japan, return receipt requested, upon receipt; (b) if sent designated for overnight delivery by internationally recognized overnight air courier (such as DHL or Federal Express), three business days after delivery to such courier; (c) if sent by facsimile transmission at or before 5:00 p.m. in the delivery location, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. in delivery location and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
If to Purchaser:
Silicon Graphics World Trade B.V.
46600 Landing Parkway
Fremont, CA  94538
Attention: Mark Barrenechea
Facsimile: 510.405.9026

With a copy to:
Silicon Graphics World Trade B.V.
46600 Landing Parkway
Fremont, CA  94538
Attention: Maurice Leibenstern
Facsimile: 510.405.9026

And a copy to:

Cooley LLP
3000 El Camino Real
Palo Alto, CA 94306
Attention: Timothy J. Moore, Esq.
Facsimile: 650.849.7400

If to the Company:
Yebisu Garden Place Tower 31F 20-3 Ebisu 4-chome Shibuya-ku,
Tokyo 150-6031 Japan
Attention: Nobuhiko Nakatsu
Facsimile:+81-3-5420-1867
E-mail: nh-nakatsu@sgi.co.jp

If to the Selling Stockholders at the address set forth next to such Selling Stockholder’s name on Schedule I.

If to the Stockholders' Representative:
NEC Corporation
7-1, Shiba 5-chome, Minato-ku
Tokyo 108-8001, Japan
Attention:Shotaro Okanishi
Facsimile:+81 3 3798 9799
e-mail:s-okanishi@ak.jp.nec.com

And a copy to:

NEC Corporation
7-1, Shiba 5-chome, Minato-ku,
Tokyo 108-8001, Japan
Attention: General Manager, Legal Division
Facsimile:+81 3 3798-6534

11.6     Time of the Essence. For the purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

11.7     Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.8     Counterparts and Exchanges by Electronic Transmission or by Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11. 9    Governing Law.

(a)     Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of Japan, without regard to the conflict of laws principles thereof.

(b)     Venue. Subject to Section 11.9(d), any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon intentional misrepresentation or fraud) may be brought or otherwise commenced in the Tokyo District Court if it is brought or commenced by Purchaser or any state or federal court located in the State of California if it is brought or otherwise commenced by any other party. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction where it is brought or otherwise commenced based on the preceding sentence, in connection with any such Legal Proceeding; (ii) agrees that the Tokyo District Court and any state or federal court located in the State of California, as the case may be, shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in the Tokyo District Court or any state or federal court located in the State of California, as the case may be, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)     The parties agree that if any Legal Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the Company or the Selling Stockholders in or before such court or other tribunal with respect to any indemnification claim or other claim arising from or relating to such Legal Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

(d)     Indemnification Claims. Notwithstanding anything to the contrary herein, any claim for indemnification, compensation or reimbursement pursuant to Section 10 shall be brought and resolved exclusively in accordance with the Escrow Agreement, to the extent it is a claim from the Escrow Fund; it being understood that, for the avoidance of doubt nothing in this Section 11.9(d) shall prevent Purchaser from seeking preliminary injunctive relief from a court of competent jurisdiction.

11.10     Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

11.11    Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: the Selling Stockholders; Purchaser; the other Indemnitees and the respective successors and assigns (if any) of the foregoing. Neither party may assign its rights or obligations under this Agreement without: (a) the Stockholders' Representative's consent (not to be unreasonably withheld or delayed) if Purchaser wishes to assign its rights or obligations; or (b) Purchaser's consent, in the case that any other Person wishes to assign its rights or obligations, provided, however, that Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 10), in whole or in part, to any other Person: (A) without obtaining the consent or approval of any other party hereto or of any other Person: (i) to any Subsidiary of Purchaser or of Purchaser's parent corporation; or (ii) in connection with a change of control or sale of all or substantially all of Purchaser's business or Purchaser's parent corporation business, provided that Purchaser provided a written notice to the Stockholders' Representative to that effect prior to the consummation of such transaction; or (B) in connection with the sale of any business unit or any significant amount of assets of Purchaser, in each case involving substantially all of the Company's business, provided that Purchaser provide a prior written notice to the Stockholders' Representative and the Stockholders' Representative has not raised within ten days any reasonable and backed by facts objection that the Selling Stockholders' will be harmed if such assignment were to occur.

11.12    Remedies Non-Cumulative; Specific Performance. Following the Closing, the indemnification rights set forth in Section 10 of this Agreement shall be the Purchaser's sole and exclusive remedy with respect to monetary damages for matters covered by this Agreement. For the avoidance of doubt it is hereby clarified and agreed that the nothing herein shall limit the rights of Purchaser for equitable relief including injunction and specific performance. The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it in accordance with the terms of this Agreement) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

11.13     Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.14     Amendments. This Agreement, except as specifically provided in any exhibit hereto, may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and all of the Selling Stockholders.

11.15    Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.16    Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto, the Indemnitees, and their respective successors and assigns (if any).

11.17     Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Closing; or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

11.18     Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure.

11.19     Construction.

(a)     For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)     The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)     As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)     Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(e)     This Agreement is entered in the English language. Should a translation of this Agreement into any other language be made for any reason, all matters involving interpretation shall be governed by the English text.

(f)     All reference in this Agreement to “dollars” or “$” shall mean United States Dollars.

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

SILICON GRAPHICS WORLD TRADE B.V.
a Dutch company
By:__/s/ Mark J. Barrenechea________________
Name:_Mark J. Barrenechea_________________
Title:__Director___________________________

SGI JAPAN, LTD.,
a Japanese company

__/s/ Nobuhiko Nakatsu____________________

STOCKHOLDERS' REPRESENTATIVE:

NEC CORPORATION

___________________________________________

Selling Stockholders:

NEC CORPORATION

__/s/ Nobuhiro Endo__________________

NEC SOFT, LTD.

__/s/ Yoshinari Furumichi______________

Canon Marketing Japan Inc.

__/s/ Masami Kawasaki___________________

SONY CORPORATION

___/s/ Ryoji Chubachi_______________________

Morgan Stanley MUFG Securities Co., Ltd.

___/s/ Jonathan Kindred______________________

Nomura Securities Co.,Ltd.

__/s/ Kenichi Watanabe_____________________

JAFCO V2 Venture Capital Investment Limited Partnership

___/s/ Shinichi Fuki____________________

JAFCO V2-R Venture Capital Investment Limited Partnership

___/s/ Shinichi Fuki____________________

JAFCO V2-W Venture Capital Investment Limited Partnership

___/s/ Shinichi Fuki____________________

SOFTBANK Media Marketing Holdings Corp.

__/s/ Kosei Tsuchihashi________________

NIHON SGI TRUST EIGHT

____/s/ Nobuhiko Nakatsu______________
____/s/ Toshinari Sato_________________
____/s/ Shigeharu Komuro_____________
____/s/ Hidetoshi Kikuchi______________
____/s/ Takaaki Tasaka________________
____/s/ Fumio Nishizawa_______________
____/s/ Yukio Osaki___________________
____/s/ Hiroyuki Sakai_________________

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:
(a)     the sale, license or disposition of all or a material portion of the Company's business or assets;

(b)     the issuance, disposition or acquisition of: (i) any capital stock or other equity security of the Company; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of the Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of the Company; or

(c)     any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

Agreement. “Agreement” shall mean the Stock Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule, and all exhibits, schedules and annexes attached thereto), as it may be amended from time to time.
Capitalization Representations. “Capitalization Representations” shall mean the representations and warranties of the Company and the Selling Stockholders contained in: (a) Section 2.3 of the Agreement; and (b) Section 3.1 of the Agreement.
Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
Common Stock. “Common Stock” shall mean the shares of Common Stock of the Company.
Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.
Company Product. “Company Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold since November 9, 2001 by the Company.
Company Employee. “Company Employee” shall mean any current or former employee, independent contractor (only a natural person) or director of the Company.
Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the Company to make any payments or provide any benefits in connection with such termination.
Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Company Employee, or with respect to which the Company has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.
Company IP. “Company IP” shall mean all Intellectual Property Rights and Intellectual Property in which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.
Company IP Contract. “Company IP Contract” shall mean any Contract to which the Company is or was a party or by which the Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for the Company.
Company Option. “Company Option” shall mean each option to purchase shares of Common Stock (or exercisable for cash) outstanding under the Company Option Plan or otherwise.
Company Option Plans. “Company Option Plans” shall mean any plan, program, policy, practice, Contract or other arrangement providing for the terms and conditions of the Company Option granted or to be granted by the Company
Company Shares. “Company Shares” shall mean the shares of Common Stock of the Company.
Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to: (a) the privacy of users of the Company Web Site; (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data; and (c) any employee information.
Company Transaction Expenses. “Company Transaction Expenses” shall mean the amount of all fees, costs and expenses of the type described in Section 11.3 of the Agreement that have been incurred or that are incurred by the Company in connection with the transactions contemplated by the Agreement, including: (i) any fees, costs or expenses payable to the Company's counsel or to any financial advisor, accountant or other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation from the Company, in connection with the Agreement or any of the transactions contemplated by the Agreement; (ii) any fees, costs and expenses associated with providing notices, obtaining Consents or making any filings in connection with the transactions contemplated by the Agreement; and (iii) any termination fee, severance, advance notice pay, acceleration of bonus or any other benefit or compensation of any kind to which any employee or consultant of the Company is or may become entitled in connection with or as a result of any of the transactions contemplated by the Agreement (whether a “single trigger” or a “double trigger,” including if such entitlement is conditioned by additional terms).
Company Web Site. “Company Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of any of the Company.
Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated October 6, 2010 between Purchaser and the Company.
Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
Contaminant. “Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any person.
Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, arrangement, understanding, instrument, note, warranty, insurance policy, terms of service or terms of use, benefit plan or legally binding commitment or undertaking of any nature.

Damages. “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, assertion of claims or demands, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation and enforcement of the provision of the Agreement) or expense of any nature (regardless of whenever incurred), provided, however, that no party shall be entitled to consequential damages that are not foreseeable. It is hereby agreed that Damages shall be net of tax benefits and insurance proceeds to the extent such benefits or proceeds were obtained by Purchaser as a direct result of the breach and net of all costs and expenses associated with obtaining such benefits and proceeds.
Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Purchaser on behalf of the Company.
Encumbrance. “Encumbrance” shall mean any lien (except for: (A) any lien for current Taxes not yet due and payable; and (B) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company), pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); excluding: (i) the restrictions on the transfer of the Company Shares provided by the articles of incorporation of the Company; (ii) any restriction on transfer imposed by securities law under applicable Legal Requirements; and (iii) except with respect to the use of the term "Encumbrances" in Section 1 of the Agreement, those provided by the Stockholders Agreement, dated November 9, 2001 or the letters of consent disclosed in Part 2.3(a) of the Disclosure Schedule (all of which shall be terminated as of immediately following the Closing).
Entity. “Entity” shall mean any company (including any non-profit company), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
Environment. “Environment” includes (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level, and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.
Environmental Law. “Environmental Law” shall mean: (a) the common law; and (b) all Legal Requirements, by-laws, orders, instruments, directives, decisions, injunctions and judgments of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency whether of Japan, the United States or elsewhere and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto).
Environmental Licenses. “Environmental License” means any permit, licenses, approval, permission, consent or authorization required by or pursuant to any applicable Environmental Laws.
Environmental Release. “Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.
JGAAP. “JGAAP” shall mean generally accepted accounting principles in Japan.
Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed contractor or subcontractor of any Governmental Body.
Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract,

purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.
Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
Governmental Grant. “Governmental Grant” shall mean any grant, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the any Governmental Body.
Indebtedness. “Indebtedness” of a Person, means: (a) all indebtedness of such Person, including indebtedness for borrowed money; notes; capitalized leases; bank term and revolving credit loans; obligations related to drawn letters of credit, bankers' acceptances or similar credit transactions; bonds evidencing funded indebtedness; debentures; borrowings from lending institutions other than banks; subordinated loans and subordinated debt securities with or without stated maturity; bank bills; bank overdrafts; obligations with respect to the factoring or discounting of accounts receivable and other instruments; any dividends payable to stockholders; and accrued interest and premiums, expenses and penalties on any of the foregoing (including prepayment penalties and breakage costs); and (b) any indebtedness of another Person, the payment of which is: (i) guaranteed, directly or indirectly, by such Person; or (ii) secured, directly or indirectly, by a lien or other Encumbrance against any right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal owned by such Person; provided, however, that “Indebtedness” shall not include accounts payable to trade creditors of such Person arising in the ordinary course of business consistent with past practices.
Indemnitees. “Indemnitees” shall mean the following Persons: (a) Purchaser; (b) Purchaser's current and future affiliates (including, following this Agreement, the Company); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and permitted assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Company's stockholders shall not be deemed to be “Indemnitees.”
Intellectual Property. “Intellectual Property” shall mean sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
Intellectual Property Rights. “Intellectual Property Rights” shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

Knowledge. Information shall be deemed to be known to the “knowledge” of the Company if that information is actually known by any Person listed on Annex I or should have been known by any such Person after due inquiry assuming such Person conducted himself/herself and discharged his/her/its duties in a manner that a prudent Person under the circumstances would have conducted his business.
Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
Material Adverse Effect. “Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be or to become, materially adverse to: (a) the business, condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations, financial performance or prospects of the Company; (b) Purchaser's right to own, or to receive dividends or other distributions with respect to, all or any portion of the capital stock of the Company; or (c) the ability of any of the Selling Stockholders or the Company to perform any of its or his material covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement.
Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.
Participation Percentage. “Participation Percentage” of a particular Selling Stockholder shall mean the percentage corresponding to the fraction having a numerator equal to the aggregate number of shares of Company Stock held by such Selling Stockholder as of immediately prior to the Closing, and having a denominator equal to the aggregate number of shares of Company Stock held by all Selling Stockholders as of immediately prior to the Closing.
Person. “Person” shall mean any individual, Entity or Governmental Body.
Personal Data. “Personal Data” shall mean a natural person's name, age, gender, street address, telephone number, e-mail address, photograph, social security number, driver's license number, passport number, customer or account number, marital status, health, economic status, professional training, personal beliefs, opinions or any other piece of information that allows the identification of a natural person.
Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks and all applications for any of the foregoing.
Related Party. “Related Party” shall mean: (a) each of the Selling Stockholders; (b) each individual who is, or who has at any time since inception been, an officer or director of the Company; (c) each member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) any trust or other Entity in which any one of the Persons referred to in clauses “(a),” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.
Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
Specified Representations. “Specified Representations” shall mean: (a) the representations and warranties made by the Company and the Selling Stockholders in Sections 2.3, 2.21, 3.1 and 3.2(a); and (b) the representations and warranties set forth in the Closing Certificate or in the Consideration Certificate, to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.
Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.
Tax. “Tax”, “Taxation”, “tax” and “taxation” includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local government or municipal impositions, duties, contributions, charges and levies, in each case whether of Japan or elsewhere and whenever imposed, and all penalties, charges, surcharges, costs, expenses and interest relating thereto and without limitation all employment taxes and any deductions or withholdings of any sort regardless of whether any such taxes, impositions, duties, contributions, charges and levies are chargeable directly or primarily against or attributable directly or primarily to the Company, or any other person and of whether any amount in respect of any of them is recoverable from any other person.
Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
Transactional Documents. “Transactional Documents” shall mean: (a) the Agreement and the Disclosure Schedule; (b) the Escrow Agreement; and (c) all other documents, instruments, certificates and agreements delivered or to be delivered in connection with the transactions contemplated by the agreements listed in the preceding clauses “(a)” and “(b);” and (d) all exhibits and schedules attached to each of the documents referred to in clauses “(a)” through “(c).”

User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company from users of any Company Web Site.

ANNEX 1 TO EXHIBIT A
PERSONS WHOSE KNOWLEDGE IS IMPUTED
TO THE COMPANY

Each director and statutory auditor of the Company
Each employee serving in a position similar to the position of a Vice President and above or each person serving as a “Shikkoyakuin”

EXHIBIT B
COVENANTS OF THE SELLING STOCKHOLDERS

Capitalized terms shall have the meaning assigned to such terms in the Stock Purchase Agreement, to which this Exhibit B is attached. This Exhibit B is incorporated by reference into the Agreement.

Each Selling Stockholder hereby covenants to Purchaser as follows (except as otherwise agreed to in writing duly executed by such Selling Stockholder and Purchaser):
1.Confidentiality. From and after the date of the Agreement until three years following the Closing Date, each of the Selling Stockholders agrees that they shall not disclose to any Person or use any Confidential Information except in furtherance of the transactions and covenants contemplated in the Agreement, provided that the foregoing shall not apply with respect to Confidential Information which (i) is or becomes known publicly through no wrongful act of the Selling Stockholder, (ii) is obtained by the Selling Stockholder from a third party without any breach of a confidentiality obligation on the part of anybody; (iii) was independently developed by the Selling Stockholder; or (iv) is approved for release by written authorization of the President of the Purchaser.

For purposes of the Agreement, “Confidential Information” shall mean trade secrets or other proprietary or confidential information not in the public domain, in any form, related to the Company or the Purchaser and acquired by or disclosed to any of the Selling Stockholders (or their representatives) while employed by or associated with the Company or the negotiation of the Agreement and, if acquired or disclosed following the Closing Date, such information which, to such Selling Stockholder's knowledge, has been acquired, directly or indirectly, from the Company, the Purchaser, any affiliate of the Purchaser or any other Person owing a duty of confidentiality to the Company. The term “Confidential Information” shall include, without limitation, (i) proprietary technical information regarding the Company or Purchaser or their affiliates, (ii) the identity of or other pertinent information with respect to the actual or potential customers or customer contacts and customer sales strategies of the Company or Purchaser or their affiliates, (iii) market studies, penetration data, and other market information of the Company or Purchaser or their affiliates, (iv) sales and marketing plans, programs, and strategies of the Company or Purchaser or their affiliates; (v) sales, costs, and other financial data of the Company or Purchaser or their affiliates, (vi) trade secrets, know-how, designs, and proprietary commercial and technical information, methods, practices, procedures, processes, and formulas with respect to manufacturing, assembly, design, or processing the products and any component or part thereof of the Company or Purchaser or their affiliates, (vii) sources of supply for products, components, and services of the Company or Purchaser or their affiliates; and (viii) any other secret processes, formulas, or methods of the Company or Purchaser or their affiliates.

2.Release of Claims. Effective for all purposes as of the Closing Date, each Selling Stockholder acknowledges and agrees, on behalf of itself and each of its current or former affiliates, and each entity that such Selling Stockholder has the power to bind (by such Selling Stockholder's acts or signature) or over which such Selling Stockholder directly or indirectly exercises control, and each entity of which such Stockholder owns, directly or indirectly, at least 50% of the outstanding equity, beneficial proprietary ownership or voting interests (each a “Releasing Party”) that:

(a)Each Selling Stockholder (on its own behalf and on behalf of the Releasing Parties) hereby generally, irrevocably, unconditionally and completely releases and forever discharges the Company, Purchaser, each of the direct and indirect subsidiaries of the Company and Purchaser, their respective current, former or future affiliates, officers, directors, employees, managers, partners, principals, advisors, attorneys, agents, servants, shareholders, members, investors, equity holders or other representatives, successors or assigns (collectively, the “Released Parties”) from, and hereby irrevocably, unconditionally, and completely waives and relinquishes any and all past, present and future disputes, claims, demands, allegations, assertions, complaints, controversies, charges, duties, grievances, rights, actions, causes of action, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, damages, costs, losses, debts and expenses (including attorneys' fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed or unsuspected, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary (including, without limitation, any claim or right that might be asserted or exercised by a Releasing Party in such Releasing Party's capacity as a stockholder, director, officer or employee of the Company or in any other capacity and any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement) which any Releasing Party may have had in the past, may now have or may have in the future against any of the Released Parties, and has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the Closing (collectively, “Claims”), excluding: (A) any Claims of such Releasing Party in connection with the commercial relationship between the Company (or Purchaser, a parent of Purchaser, or any other Released Party) and the Releasing Party (if any, but for the avoidance of doubt, in any event not in connection with the Releasing Party's capacity as a stockholder, director or officer of the Company or in connection with the Agreement), (B) any Claims against the officers or directors of the Company to the extent such Claims are covered in full by insurance policy of the Company, and (C) any Claims relating to Intellectual Property or Intellectual Property Rights, provided, however that the applicable Releasing Party must provide a written notice to Purchaser alleging the existence of Claims set forth in clause “(B),” specify the grounds therefor and assert claim for recovery within 120 days following the Closing, after which time such claims described in the foregoing clause “(B)” shall become “Claims” and be released and waived. For the avoidance of doubt it is hereby clarified that any rights or claims relating to the representations and warranties and covenants made by the Company in the Agreement or anything relating to the transactions contemplated by the Agreement (other than the right to receive the compensation set forth in Section 1 of the Agreement) shall be deemed Claims and therefore waived and released by the Releasing Party.

(b)Releasing Party acknowledges and agrees that (i) he, she or it has read this release and understands its terms and has been given an opportunity to ask questions of the Company's representatives and (ii) he, she or it does not rely, and has not relied, on any representation or statement not set forth in the Agreement made by any representative of the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise.

(c)Releasing Party further represents and warrants that:

(i)such Releasing Party has not assigned, transferred, conveyed or otherwise disposed of any Claim against any of the Released Parties, or any direct or indirect interest in any such Claim, in whole or in part;

(ii)to the best of such Releasing Party's knowledge, no other person or entity has any interest in any of the Claims;

(iii)no Releasing Party has or had any Claim against any of the Released Parties; and

(iv)no Releasing Party will in the future have any Claim against any Released Party that arises directly or indirectly from or relates directly or indirectly to any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or before the date of the Agreement.

(d)Without in any way limiting any of the rights or remedies otherwise available to any Released Party, each Releasing Party shall indemnify and hold harmless each Released Party against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee, charge or expense (including attorneys' fees) that is directly or indirectly suffered or incurred at any time by such Released Party, or to which such Released Party otherwise becomes subject at any time, and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, (a) any failure on the part of such Releasing Party to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation, representation, warranty or other provision contained herein, or (b) the assertion or purported assertion of any of the Claims by such Releasing Party.

3.Limitation on Hiring and Soliciting of Employees. During the two-year period commencing on the Closing Date, neither the Selling Stockholder nor any of its Subsidiaries shall employ, or solicit or seek to employ or solicit, any employee of the Company as of immediately prior to the Closing, provided, however, that the foregoing restriction shall not limit the ability of the Selling Stockholder or any of its Subsidiaries to place a general advertisement with wide distribution and hire employees responding to such ad provided that there was no solicitation or contact with such employees prior to their response to the general publication.

4.Consent and Waiver; Termination of Existing Agreements. Each Selling Stockholder hereby gives any consents or waivers that are essential for the consummation of the transactions contemplated by the Agreement and under the terms of any agreement or instrument to which Selling Stockholder is a party or subject or in respect of any rights Selling Stockholder may have in connection with the Agreement or the other transactions provided for in the Agreement (whether such rights exist under the Certificate of Incorporation or Bylaws of the Company, any Contract of the Company, under statutory or common law or otherwise). If and to the extent the Selling Stockholder is a party to those certain agreements set forth on Schedule 5.5 of the Agreement (collectively, the “Stock Agreements”), such Selling Stockholder hereby agrees to the termination of the Stock Agreements and the waiver of any transfer restrictions, rights of first offer, rights of first refusal, preemptive rights, rights to notice, buyback rights, buyout rights, rights of co-sale, registration rights, information rights, voting rights, rights to indemnification, rights to specific performance, appraisal rights, and similar rights of the Selling Stockholders under any such Stock Agreements (notwithstanding any provisions regarding the survival of any provisions of such agreements after the termination or expiration of such agreements (for purposes of avoiding doubt, Sections 9.5, 11, 12.6, 17 and 18 (but not 16) of the Stockholders' Agreement, dated November 9, 2001, by and among SGI Japan, Ltd., Silicon Graphics, Inc., Silicon Graphics World Trade Corporation, Silicon Graphics World Trade B.V., NEC Soft, Ltd., and NEC Corporation, as amended, shall be terminated)), such termination and waiver to be contingent upon, and effective immediately prior to, the Closing. In addition, to the extent the Selling Stockholder is a party to any Contract with the Company that requires the Selling Stockholder's consent or notification in connection with the assignment of such Contract or otherwise in connection with the transactions contemplated by the Agreement, the Selling Stockholder hereby provides its consent and waives any requires for prior notice or otherwise in connection with the transactions contemplated by the Agreement.

EXHIBIT C
FORM OF ESCROW AGREEMENT
ESCROW AGREEMENT
THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of March __, 2011 by and among: Silicon Graphics World Trade B.V. (“Purchaser”); NEC Corporation, as representative (the “Stockholders' Representative”) of the former stockholders of SGI Japan, Ltd., a Japanese corporation (the “Company”) (the stockholders of the Company are identified on Exhibit A hereto (the “Selling Stockholders”)) and Deutsche Bank National Trust Company, a national banking association (the “Escrow Agent”).
RECITALS
A.    Purchaser, the Company, the Selling Stockholders and the Stockholders' Representative have entered into a Stock Purchase Agreement, dated March __, 2011 (the “Acquisition Agreement”), pursuant to which, among other things, Purchaser will purchase all of the outstanding share capital of the Company (the "Acquisition").
B.    The Acquisition Agreement contemplates the establishment of an escrow arrangement to secure rights to hold harmless and indemnify each of the Indemnitees for any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are in connection with the matters set forth in the Acquisition Agreement.
C.    Pursuant to Section 11.1 of the Acquisition Agreement and Section 8.12 of this Agreement, the Stockholders' Representative has been irrevocably appointed to serve as the Stockholders' Representative for, among other things, administration of the provisions of Section 10 of the Acquisition Agreement.
Agreement
The parties, intending to be legally bound, agree as follows:
SECTION 1.     Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Acquisition Agreement.

1.1     "Escrow Termination Date" shall mean the date that is 12 months following the date of this Agreement.

SECTION 2.     ESCROW AND INDEMNIFICATION.

2.1    Escrow Property. On the Closing Date, the Purchaser shall deposit with the Escrow Agent $1,791,347 in cash to be held in an escrow account to be designated as the "Escrow Fund;" the foregoing funds, plus all interest, dividends and other distributions and payments thereon received by the Escrow Agent, less any funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to as the "Escrow Property." The Escrow Agent agrees to hold the Escrow Property in the Escrow Fund.

2.2     The Escrow Property. The Escrow Property is to be held in escrow by the Escrow Agent in accordance with the terms and conditions of this Agreement.

2.3     Security Interest. To the extent and so long as the Escrow Property is held in the Escrow Fund hereunder, Purchaser shall have, and the Selling Stockholders hereby grant, as of and from the date of this Agreement, a perfected, first-priority security interest in such Escrow Property to secure payment of amounts, if any, payable to the Indemnitees (“Purchaser Security Interest”). In connection therewith, each Selling Stockholder expressly agrees (a) that the Escrow Agent is acting solely as Purchaser's agent to the extent necessary to perfect the Purchaser Security Interest in the Escrow Property, and (b) to execute and deliver such instruments as Purchaser may from time to time reasonably request for the purpose of evidencing and perfecting such Purchaser Security Interest. Nothing in this Section 2.3 shall grant any rights to the Indemnitees or the Stockholders' Representative with respect to the Escrow Property other than the rights expressly set forth in this Escrow Agreement, which shall be exclusive of any other rights or remedies now or hereafter existing at law or in equity. Upon the distribution of the Escrow Property to the Selling Stockholders in accordance with the terms of this Agreement, the security interests created pursuant to this Section 2.3 with respect to such Escrow Property shall be automatically released and terminated.

2.4    Transferability. Except pursuant to Section 8.6 below, the interests of the Selling Stockholders in the Escrow Fund and in the Escrow Property shall not be assignable or transferable, other than by operation of law, and any attempt to assign in contravention of this Section 2.4 shall have no force and effect. No assignment or transfer of any of such interests by operation of law shall be recognized or given effect until Purchaser and the Escrow Agent shall have received written notice of such assignment or transfer.

2.5    Trust Fund. The Escrow Property shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Selling Stockholder or of any party hereto. Notwithstanding the foregoing, if the Escrow Property shall be attached, garnished, or levied upon pursuant to judicial process, or the delivery of amounts or other property held in the Escrow Property shall be stayed or enjoined by any arbitration decision or court order, or any arbitration decision or court order shall be made or entered into affecting the Escrow Property, or any part thereof, the Escrow Agent is hereby expressly authorized to obey and comply with such arbitration decision or court order. In the event the Escrow Agent obeys or complies with any arbitration decision or court order, it shall not be liable to any person, firm or corporation by reason of such compliance, notwithstanding the subsequent reversal, modification, annulment, or setting aside of such arbitration decision or court order.

2.6    Investment of Escrow Property. The Escrow Agent shall invest the Escrow Property consisting of cash only in accordance with the provisions of Exhibit C hereto. The Escrow Agent shall not be liable for losses, penalties or charges incurred upon any sale or purchase of any such investment.

SECTION 3.    ADMINISTRATION OF ESCROW FUND.

Except as otherwise provided herein (including Section 8.13(a)), the Escrow Agent shall administer the Escrow Fund as follows:
3.1    If any Indemnitee has or claims to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement pursuant to the Acquisition Agreement or for which it is or may be entitled to a monetary remedy relating to the Transactional Documents (as defined in the Acquisition Agreement) or the transactions contemplated thereby, such Indemnitee may, on or prior to the Escrow Termination Date, deliver a claim notice (a “Claim Notice”) to the Stockholders' Representative and to the Escrow Agent. Each Claim Notice shall: (a) state that such Indemnitee believes that such Indemnity is entitled to indemnification, compensation or reimbursement pursuant to the Acquisition Agreement or is otherwise entitled to a monetary remedy relating to the Transactional Documents or the transactions contemplated thereby; (b) contain a brief description of the circumstances supporting such Indemnitee's claim; and (c) to the extent possible, contain a good faith, non-binding, preliminary estimate of the amount of Damages such Indemnitee claims to be entitled (the “Claimed Amount”).

3.2    Within 30 days after receipt by the Stockholders' Representative of a Claim Notice, the Stockholders' Representative may deliver to the Escrow Agent and to the Indemnitee who delivered the Claim Notice a written response (the “Response Notice”) in which the Stockholders' Representative: (a) agrees that the full Claimed Amount is owed to the Indemnitee; (b) agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee; or (c) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Response Notice is delivered in accordance with clause “(b)” or “(c)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Stockholders' Representative's claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee (any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Indemnitee's Claim Notice being referred to as the “Contested Amount”). If a Response Notice is not received by the Indemnitee and the Escrow Agent within such 30-day period, then the Stockholders' Representative (and the Company and the Selling Stockholders) shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Indemnitee.

3.3    If the Stockholders' Representative in its Response Notice agrees that the full Claimed Amount is owed to the Indemnitee, or if no Response Notice is received by the Escrow Agent and the Indemnitee within such 30-day period, the Escrow Agent shall within five business days following the Escrow Agent's receipt of such Response Notice (or, if the Escrow Agent and the Indemnitee have not received a Response Notice, within five business days following the expiration of the 30-day period referred to in Section 3.2), deliver to such Indemnitee Escrow Property having a value equal to the full Claimed Amount.

3.4    If the Stockholders' Representative in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee (the “Agreed Amount”), the Escrow Agent shall, within five business days following the Escrow Agent's receipt of such Response Notice, deliver to such Indemnitee Escrow Property having a value equal to the full Agreed Amount. Such payment shall not be deemed to be made in full satisfaction of the claim described in such Claim Notice, but shall count toward the satisfaction of the claim described in such Claim Notice to the extent of the Agreed Amount.

3.5    If the Stockholders' Representative delivers a Response Notice indicating that there is a Contested Amount, the Stockholders' Representative and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Stockholders' Representative resolve such dispute, such resolution shall be binding on the Stockholders' Representative, the Selling Stockholders and such Indemnitee. Such settlement agreement shall be signed by such Indemnitee and the Stockholders' Representative and sent to the Escrow Agent, which shall, upon Escrow Agent's receipt thereof, if applicable, deliver to such Indemnitee Escrow Property from the Escrow Fund in accordance with such agreement. Unless and until the Escrow Agent shall receive written notice that any such dispute has been resolved by the Indemnitee and the Stockholders' Representative, the Escrow Agent may assume without inquiry that such dispute has not been resolved and shall continue to retain Escrow Property in the amount equal to the Contested Amount in the Escrow Fund.

3.6    If the Stockholders' Representative and the Indemnitee are unable to resolve the dispute relating to any Contested Amount within 30 days after the delivery of the Response Notice, such dispute (an “Arbitrable Dispute”) shall be settled by binding arbitration. Notwithstanding the preceding sentence, nothing in this Agreement shall prevent the Indemnitee from seeking preliminary injunctive relief from a court of competent jurisdiction pending settlement of any Arbitrable Dispute.

(a)Except as herein specifically stated, any Arbitrable Dispute shall be resolved by arbitration between the Stockholders' Representative and the Indemnitee; provided, however, if the Claim Notice relates solely to a breach of the Transaction Documents by a particular Selling Stockholder (the “Indemnitor”) and not the Company nor any other Selling Stockholder, such Arbitrable Dispute shall be resolved by arbitration between the Indemnitor and the Indemnitee. Any Arbitrable Dispute shall be resolved by arbitration in Tokyo, Japan in accordance with the Commercial Arbitration Rules of The Japan Commercial Arbitration Association (“JCAA”). However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the relevant arbitration rules. Any judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Dispute. The final decision of the arbitrator, as entered by a court of competent jurisdiction, will be furnished by the arbitrator to the Stockholders' Representative or the Indemnitor, if applicable, and the Indemnitee in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Company, the Stockholders' Representative and Selling Stockholders, the Indemnitor, if applicable and the Indemnitee, and an order with respect thereto may be entered in any court of competent jurisdiction.

(b)Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the Indemnitee and Stockholders' Representative, or the Indemnitor, if applicable, or by JCAA, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

(c)The arbitrator shall be mutually agreed upon by the Indemnitee and the Stockholders' Representative, or the Indemnitor, if applicable. In the event the Indemnitee and the Stockholders' Representative, or the Indemnitor, if applicable, are unable to agree within 20 days following submission of the dispute to JCAA, by one of the parties, JCAA will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in clause “(iv)” hereof.

(d)No arbitrator shall have any past or present family, business or other relationship with the Indemnitee, the Company, the Stockholders' Representative, any of the Indemnitor or any “affiliate” (as such term is defined in Rule 12b-2 of the Securities Act of 1933, as amended (the “Securities Act”)), director or officer thereof, unless following full disclosure of all such relationships, the Indemnitee and the Stockholders' Representative, or the Indemnitor, if applicable agree in writing to waive such requirement with respect to an individual in connection with any dispute.

(e)The arbitrator shall be instructed to hold an up to eight hour, one day hearing regarding the disputed matter within 60 days of his designation and to render an award (without written opinion) no later than 10 days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by the Indemnitee and the Stockholders' Representative or the Indemnitor, if applicable.

(f)No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions of this Agreement. The Indemnitee and the Stockholders' Representative, or the Indemnitor, if applicable, agree to act in good faith to promptly exchange relevant documents.

(g)The Indemnitee and the Stockholders' Representative (on behalf of the Company and

Selling Stockholders) or the Indemnitor, if applicable, will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (A) the prevailing party in any arbitration will be entitled to an award of reasonable attorneys' fees and costs; and (B) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the arbitrator will be authorized to determine the identity of the prevailing party and the losing party and the amount of attorneys' fees and costs and arbitration costs to be so awarded, which shall be reasonably based on the relative success of the parties with respect to the disputed amount.

(h)The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Agreement.

(i)Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Arbitrable Dispute or any other dispute arising out of or relating to this Agreement.

(j)The final decision of the arbitrator shall indicate the dollar amount of the award to the Indemnitee, if any (the “Award Amount”), shall be furnished to the Stockholders' Representative, the Indemnitor, if applicable, the Indemnitee and the Escrow Agent and shall constitute a conclusive determination of the issue(s) in question, binding upon the Stockholders' Representative and Selling Stockholders, the Indemnitor, if applicable, the Indemnitee, the Company, the Escrow Participants and the Escrow Agent and shall not be contested by any of them. The Escrow Agent shall, within three business days following the receipt of the arbitrator's decision, or such shorter period of time as may be set forth in the arbitrator's decision, deliver to the Indemnitee cash in an amount equal to the Award Amount from (but only to the extent of) the Escrow Fund.

3.7     Notwithstanding anything to the contrary herein, the Escrow Agent shall disburse funds from the Escrow Fund in accordance with: (i) a joint written notice from Purchaser and the Stockholders' Representative that instructs the Escrow Agent to release to either Purchaser or the Selling Stockholders a specified amount from the Escrow Fund (“Payment Instructions”); (ii) a decision of an arbitrator appointed pursuant to this Agreement (“Arbitration Decision”); or (iii) a final, non-appealable order issued by a court of competent jurisdiction relating to the disbursement of any amount from the Escrow Fund (“Court Order”). Promptly (and in any event within five business days) following receipt of Payment Instructions, Arbitration Decision or Court Order, the Escrow Agent shall disburse the funds from the Escrow Fund to the persons and in the manner set forth in such Payment Instructions, Arbitration Decision or Court Order.

SECTION 4.    RELEASE OF ESCROW PROPERTY.

4.1     Escrow Fund. Subject to Sections 3.7 and 8.13(a), within five business days after the Escrow Termination Date, the Escrow Agent shall distribute or cause to be distributed to the Selling Stockholders identified in Exhibit A, at the address set forth opposite each such Selling Stockholder's name on Exhibit A on a pro rata basis based on the percentages set forth opposite each such Selling Stockholder's name under the column "Pro Rata Percentage" on Exhibit A hereto the funds and cash, if any, then held in the Escrow Fund; provided, however, that if prior to the Escrow Termination Date, any Indemnitee has given a Claim Notice which has not been resolved prior to the Escrow Termination Date in accordance with Section 3, the Escrow Agent shall retain in the Escrow Fund after the Escrow Termination Date cash in the amount equal to the Claimed Amount or Contested Amount, as the case may be, with respect to all claims which have not then been resolved. Such retained Escrow Property having a value equal to the Claimed Amount or Contested

Amount shall be administered and distributed in accordance with Section 3 of this Escrow Agreement.

SECTION 5.     FEES AND EXPENSES.

The Escrow Agent shall be entitled to receive from time to time fees in accordance with Exhibit B. In accordance with Exhibit B, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses shall be paid by the Purchaser.
SECTION 6.     LIMITATION OF ESCROW AGENT'S LIABILITY.

6.1     The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only in a diligent and faithful manner and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own negligence or willful misconduct.

6.2     The Escrow Agent assumes no responsibility for the adequacy or enforceability of the security interest which Section 2.3 hereof purports to create. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone except for its own negligence or willful misconduct. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

6.3     The Purchaser and the Selling Stockholders hereby agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any direct loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent carrying out its duties hereunder, provided that: (i) the Purchaser shall be liable only for 50% of such loss, liability or expense; and (ii) the Selling Stockholders shall be liable only for 50% of such loss, liability or expense. This right of indemnification, compensation and reimbursement shall survive the termination of this Agreement, and the resignation of the Escrow Agent.

SECTION 7.    TERMINATION; SUCCESSOR ESCROW AGENT.

7.1     Termination. This Agreement shall terminate upon the release by the Escrow Agent of the entire Escrow Property in accordance with this Agreement. For the avoidance of doubt, it is hereby agreed that if the Escrow Agent has received from any Indemnitee a Claim Notice setting forth a claim that has not been resolved by the Escrow Termination Date, then this Agreement shall continue in full force and effect until the claim has been resolved and the Escrow Property released in accordance with this Agreement.

7.2     Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 days after it is given to all parties hereto. In such event, the Purchaser may appoint a successor Escrow Agent (provided that such Escrow Agent is a reputable bank or trust agency). If the Purchaser fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent's written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from the Purchaser as to the transfer of the Escrow Fund to a successor escrow agent.

SECTION 8.     MISCELLANEOUS.

8.1     Attorneys' Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.2     Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States or Japan, return receipt requested, upon receipt; (b) if sent designated for overnight delivery by internationally recognized overnight air courier (such as DHL or Federal Express), three business days after delivery to such courier; (c) if sent by facsimile transmission at or before 5:00 p.m. in the delivery location, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. in delivery location and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to Purchaser:
Silicon Graphics World Trade B.V.
46600 Landing Parkway
Fremont, CA  94538
Attention: Mark Barrenechea
Facsimile: 510.405.9026

With a copy to:
Silicon Graphics World Trade B.V.
46600 Landing Parkway
Fremont, CA  94538
Attention: Maurice Leibenstern
Facsimile: 510.405.9026

And a copy to:

Cooley LLP
3000 El Camino Real
Palo Alto, CA 94306
Attention: Timothy J. Moore, Esq.
Facsimile: 650.849.7400
If to the Stockholders' Representative:
NEC Corporation
7-1, Shiba 5-chome, Minato-ku,

Tokyo 108-8001, Japan
Attention:Shotaro Okanishi
Facsimile:+81 3 3798 9799
e-mail:s-okanishi@ak.jp.nec.com

And a copy to:
NEC Corporation
7-1, Shiba 5-chome, Minato-ku,
Tokyo 108-8001, Japan
Attention: General Manager, Legal Division
Facsimile:+81 3 3798-6534

If to the Escrow Agent:
Deutsche Bank National Trust Company
101 California Street, 47th Floor
San Francisco, CA 94111
Attention: Raafat A Sarkis
Facsimile: 415-617-4280
e-mail: raafat.sarkis@db.com

8.3     Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.4     Counterparts and Exchanges by Electronic Transmission or by Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.5     Applicable Law; Jurisdiction.

(a)     Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of Japan (without giving effect to principles of conflicts of laws).

(b)     Venue. Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in the Tokyo District Court if it is brought or commenced by Purchaser or any state or federal court located in the State of California, if it is brought or commenced by any other party to this Agreement. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of the Tokyo District Court or any state and federal court located in the State of California, as the case may be, in connection with any such Legal Proceeding; (ii) agrees that the Tokyo District Court or any state or federal court located in the State of California, as the case may be, shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in the Tokyo District Court or any state or federal court located in the State of California, as the case may be, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.6     Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: Purchaser; the Selling Stockholders; the Stockholders' Representative and the Escrow Agent and the respective successors and assigns (if any) of the foregoing. Neither party may assign its rights or obligations under this Agreement without: (a) the Stockholders' Representative's consent (not to be unreasonably withheld or delayed) if Purchaser wishes to assign its rights or obligations; or (b) Purchaser's consent shall be required, in the case that any other Person wishes to assign its rights or obligations, provided, however, that Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, to any other Person: (A) without obtaining the consent or approval of any other party hereto or of any other Person: (i) to any Subsidiary of Purchaser; or (ii) in connection with a change of control or sale of all or substantially all of Purchaser's business, provided that Purchaser provided a prior written notice to the Stockholders' Representative to that effect; or (B) in connection with the sale of any business unit or any significant amount of assets of Purchaser, in each case involving all of the Company's business, provided that Purchaser provides a prior written notice to the Stockholders' Representative and the Stockholders' Representative does not raise within ten business days any reasonable objection that the Selling Stockholders' interests will be harmed if such assignment were to occur.

8.7     Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.8     Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser, Escrow Agent and all of the Selling Stockholders.

8.9     Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

8.10     Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).
8.11     Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

8.12     Stockholders' Representative.

(a)     Appointment. As provided in the Acquisition Agreement, by executing the Acquisition Agreement, the Selling Stockholders have approved and consented to be bound by the indemnification, compensation, reimbursement and escrow terms set forth in the Acquisition Agreement and this Agreement and the appointment of NEC Corporation as the Stockholders' Representative, to give and receive notices and communications, to authorize delivery to the Indemnitees of the Escrow Property, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution as set forth herein and comply with orders of courts with respect to claims of Indemnitees hereunder, and to take all actions necessary or appropriate in the reasonable judgment of the Stockholders' Representative for the accomplishment of the foregoing and the performance of its duties hereunder. The Stockholders' Representative shall not be required to exercise any discretion or take any action, except as expressly set forth in this Agreement or the Acquisition Agreement. The Stockholders' Representative shall not be liable to the Selling Stockholders in connection with the performance by the Stockholders' Representative of the Stockholders' Representative's duties pursuant to this Agreement, except for the Stockholders' Representative's own willful misconduct or gross negligence. The Selling Stockholders recognize and intend that the power of attorney granted in Section 11.1 of the Acquisition Agreement and hereunder: (a) is coupled with an interest and is irrevocable; (b) may be delegated by the Stockholders' Representative; and (c) shall survive the death or incapacity of each of the Selling Stockholders.

(b)     Replacement. If the Stockholders' Representative or any successor shall die, become disabled (or otherwise be unable to fulfill his responsibilities as the Stockholders' Representative), the Selling Stockholders shall, by consent of such Selling Stockholders who held a majority in interest of the outstanding shares of the Shares as of the date of the Acquisition Agreement, within 10 days of such death or disability, appoint a successor to the Stockholders' Representative and immediately thereafter notify Purchaser and the Escrow Agent in writing of such appointment. Unless and until Purchaser and the Escrow Agent shall have received written notice of the appointment of a successor Stockholders' Representative, Purchaser and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of the Stockholders' Representative to act on behalf of the Selling Stockholders.

8.13    Tax Reporting, Tax Distributions and Identification and Tax Reporting Documentation.

(a)     The parties hereto agree that, for tax reporting purposes, any items of income, gain, deduction or expense attributable to the Escrow Fund or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to Purchaser until the distribution of the Escrow Fund (or a portion thereof) is determined (other than a distribution pursuant to this Section 8.13(a)) and thereafter to Purchaser and/or the Selling Stockholders in accordance with their respective interests in the distribution. Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall receive on the 15th day following each calendar quarter in which there is no distribution other than a distribution pursuant to this Section 8.13(a), a distribution of cash from the Escrow Fund equal to thirty-five percent (35%)of any income earned by the Escrow Fund in such calendar quarter. It is understood and agreed by the parties that forty percent (40%) of any income earned by the Escrow Fund shall be allocated to Stockholders' Representative for itself and not for the Selling Stockholders. Any amounts allocable to Selling Stockholders pursuant to this Section shall be allocated in accordance with their percentage interests in the Escrow Fund set forth in Exhibit A. Any amounts paid to the Selling Stockholders from the Escrow Fund in excess of any income allocated to the Selling Stockholders pursuant to the previous sentence shall be deemed for U.S. federal income tax purposes to be in part a payment of the purchase consideration and to be in part imputed interest as required by the Code.

(b)     The Purchaser and the Selling Stockholders agree to provide the Escrow Agent with certified tax identification information for each of them by furnishing appropriate Forms W-9 or W-8 and any other forms and documents including a statement of citizenship that the Escrow Agent may reasonably request (collectively, “Identification and Tax Reporting Documentation”) to the Escrow Agent within 30 days after the date hereof. The parties hereto understand that, if such Identification and Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent may be required by the Code to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service.

8.14     Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

8.15    Construction.

(a)     For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)     The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)     As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)     Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(e)     This Agreement is entered in the English language. Should a translation of this Agreement into any other language be made for any reason, all maters involving interpretation shall be governed by the English text.

(f)     All reference in this Agreement to “dollars” or “$” shall mean United States Dollars.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.
Purchaser:
Silicon Graphics World Trade B.V.
By:__/s/ Mark J. Barrenechea________________
Name:_Mark J. Barrenechea_________________
Title:__Director___________________________

Stockholders' Representative:
NEC Corporation

__/s/ Nobuhiro Endo____________________________

Deutsche Bank National trust Company as Escrow Agent:

By:__/s/ Raafat A. Sarkis___________________
Name:__Raafat A. Sarkis___________________
Title:__Vice President______________________

By:_/s/ Luda Semenova____________________
Name:_Luda Semenova____________________
Title:__Vice President______________________

EXHIBIT A
SELLING STOCKHOLDERS

Selling Stockholder	Address	Pro Rata Percentage
NEC Corporation	7-1 Shiba 5-chome, Minato-ku, Tokyo	36.80%
NEC Soft, Ltd.	18-7 Shinkiba 1-chome, Koto-ku, Tokyo	18.40%
Canon Marketing Japan Inc.	16-6 Konan 2-chome, Minato-ku, Tokyo	11.12%
Sony Corporation	7-1 Konan 1-chome, Minato-ku, Tokyo	11.12%
Morgan Stanley MUFG Securities Co., Ltd.	Yebisu Garden Place Tower 20-3 Ebisu 4-chome, Shibuya-ku, Tokyo	10.43%
JAFCO V2 Venture Capital Investment Limited Partnership	5-1 Otemachi 1-chome, Chiyoda-ku, Tokyo (inside JAFCO Co., Ltd.)	5.22%
Nomura Securities Co., Ltd.	9-1 Nihonbashi 1-chome, Chuo-ku, Tokyo	4.79%
Softbank Media Marketing Holdings Corp.	13-13 Akasaka 4-chome, Minato-ku, Tokyo	0.92%
JAFCO V2-W Venture Capital Investment Limited Partnership	5-1 Otemachi 1-chome, Chiyoda-ku, Tokyo (inside JAFCO Co., Ltd.)	0.52%
NIHON SGI TRUST EIGHT	31Fl. Yebisu Garden Place Tower 20-3 Ebisu 4-chome, Shibuya-ku, Tokyo	0.45%
JAFCO V2-R Venture Capital Investment Limited Partnership	5-1 Otemachi 1-chome, Chiyoda-ku, Tokyo (inside JAFCO Co., Ltd.)	0.23%

EXHIBIT B
ESCROW AGENT'S FEES AND EXPENSES

Escrow Agent Acceptance Fee:                    Waived
This one time charge includes the review and execution of the Agreement, initial establishment of the escrow account. This fee is payable upon execution of the Agreement.

Indemnity Escrow Administration fee:                $2,500
Annual escrow administration fee includes standard escrow agent functions in accordance with the Agreement. This fee is payable upon execution of the Agreement and upon each annual anniversary of the account.

Paying Agent Fee :                            Waived
This one time charge includes the review and execution of the paying agent agreement (and all documents submitted in support thereof), initial establishment of the shareholder records, initial establishment of the paying agent account, administration fee for the life of the issue. This fee is billed upon execution of the agreements.

Disbursement Fee (Check or Wire):                    $50/each

Miscellaneous Fees

The fees for performing extraordinary or other services not contemplated at the time of the execution of the transaction or not specifically covered elsewhere in this schedule will be commensurate with the service to be provided and will be charged in the Escrow Agent's sole discretion. These extraordinary services may include, but are not limited to: proxy dissemination/tabulation, customized reporting and/or procedures, required 1099/1042 tax reporting, electronic account access, etc. Counsel, accountants, special agents and others will be charged at the actual amount of fees and expenses billed.

EXHIBIT C
PERMITTED INVESTMENTS

The Escrow Agent shall invest and reinvest moneys on deposit in the Escrow Fund, upon the written instructions received from the Purchaser, in any combination of the following: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or readily marketable obligations unconditionally guaranteed by the full faith and credit of the government of the United States or (b) insured certificates of deposit of, or time deposits with, any commercial bank that: (i) is a member of the U.S. Federal Reserve System, (ii) issues commercial paper rated at least “Prime 1” (or the then-equivalent grade) by Moody's Investor Service, Inc. or “A-1” (or the then-equivalent grade) by Standard & Poor's Rating Services, (iii) is organized under the laws of the United States or any state thereof, and (iv) has combined capital and surplus of at least $1 billion. Any interest or other income received on such investment or reinvestment of the Escrow Fund shall become part of the Escrow Fund. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. In the absence of written instructions received from the Company, the Escrow Fund shall be invested in the Fidelity Institutional Money Market fund #659.

The Escrow Agent shall have no obligation to invest or reinvest the Escrow Property if deposited with the Escrow Agent after 11:00 a.m. (E.S.T.) on such day of deposit. Instructions received after 11:00 a.m.(E.S.T.) will be treated as if received on the following business day. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Property. Any interest or other income received on such investment and reinvestment of the Escrow Property shall become part of the Escrow Property and any losses incurred on such investment and reinvestment of the Escrow Property shall be debited against the Escrow Property. Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrow Property pursuant to Section 4 hereof. In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder.

EXHIBIT D
Director Resignation and Release Letter

__________, 2011

To the Board of Directors of SGI Japan, Ltd., a Japanese corporation (the “Company”)
Re:    Resignation from the Board of Directors of the Company
Ladies and Gentlemen:

Reference is made to that certain Stock Purchase Agreement dated as of [ ], 2011 (the “Stock Purchase Agreement”), among Purchaser, the Company, the stockholders of the Company (the “Stockholders”) and NEC Corporation as the Stockholders' Representatives, (the “Stock Purchase Agreement”). Unless otherwise defined herein, all capitalized terms have the meanings ascribed to them in the Stock Purchase Agreement.
The undersigned hereby resigns from the Board of Directors of the Company, effective as of immediately prior to, and contingent upon the occurrence of, the Closing. The undersigned hereby acknowledges, agrees and covenants that all amount owed to the undersigned by the Company, if any, has been fully paid in my capacity as a director of the Company.

Very truly yours,

______________________________________________________
Name ( )

EXHIBIT E
FORM OF LEGAL OPINION
CONFIDENTIAL

Date: March , 2011

To: Silicon Graphics World Trade B.V.

Dear Sirs,
We refer to the Stock Purchase Agreement dated as of March , 2011 (the “Stock Purchase Agreement”) by and among (i) Silicon Graphics World Trade B.V. (the “Purchaser”), (ii) SGI Japan, Ltd. (the “Company”), (iii) the stockholders of the Company set forth on Schedule I thereto and (iv) NEC Corporation, as the Stockholders' Representative.
Pursuant to Section 7.6 (g) of the Stock Purchase Agreement, we have been requested by the Company to deliver a legal opinion addressed to the Purchaser on certain legal matters relating to the transactions contemplated by the Stock Purchase Agreement.
Unless otherwise defined herein, all terms used herein shall have the meanings defined in the Stock Purchase Agreement.
We are of the opinion that:

1.
The Company: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of Japan; and (b) has the corporate power and authority required to own its property and assets and to conduct its business in the manner in which such business is currently being conducted.

2.
The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Stock Purchase Agreement and to consummate the transactions contemplated thereby (the “Contemplated Transactions”). The execution, delivery and performance of the Stock Purchase Agreement and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company's board of directors and stockholders, and no other corporate proceedings on the part of the Company are necessary to authorize the Stock Purchase Agreement or to consummate the Contemplated Transactions.

3.
The Stock Purchase Agreement has been duly executed and delivered by the Company, and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

4.
Immediately prior to the Closing, the authorized capital stock of the Company consisted of 25,600,000 shares of Common Stock, of which 9,890,000 shares have been issued and are outstanding. All of such issued and outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable. To our knowledge, none of the shares of such capital stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company.

5.
To our knowledge, immediately prior to the Closing, there was no: (a) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; or (c) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

6.
Neither the execution, delivery or performance of the Stock Purchase Agreement by the Company nor the consummation of the Contemplated Transactions by the Company: (a) contravenes, conflicts with or will result in a violation of any any provision of the Charter Documents; or (b) contravenes, conflicts with or will result in a violation of any Legal Requirement generally applicable to the Contemplated Transactions or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, to which the Company is subject.

7.
No authorization, consent or approval of, and no filing with or notification to, any Governmental Body is required to be obtained or made by the Company on or prior to the date hereof for the execution, delivery and performance of the Stock Purchase Agreement, except such as have been obtained or made and are in full force and effect.

8.
To our knowledge, except as set forth in Part 2.19(a) of the Disclosure Schedule of the Stock Purchase Agreement, there is no Legal Proceeding pending or threatened against the Company before any court or administrative agency that questions the validity of the Stock Purchase Agreement or that challenges the Contemplated Transactions or might result, either individually or in the aggregate, in any material adverse change in the assets, financial condition, or operations of the Company.

This opinion is subject to the qualifications that the validity and enforcement of the Stock Purchase Agreement may be limited by bankruptcy, composition, liquidation or similar laws affecting Purchaser's right.
We do not hold ourselves out as experts on any law other than the laws of Japan. Accordingly, our opinion is strictly limited to the matters of the laws of Japan in effect as of the date hereof.
This opinion has been addressed to you and may be relied upon by yourselves and your legal advisers. This opinion may not be transmitted to anyone else nor is to be relied upon by any other party or quoted or referred to without our express consent.
Sincerely yours,
Momo-O, Matsuo & Namba
By:
Name: Junya Naito
Title: Attorney-At-Law